EXHIBIT (a)(1)(A)

SKYWORKS SOLUTIONS, INC.

20 Sylvan Road	5221 California Avenue
Woburn, MA 01801	Irvine, CA 92612
(781) 376-3000	(949) 231-3000

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
June 2, 2003

SKYWORKS SOLUTIONS, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 P.M. EASTERN DAYLIGHT SAVING TIME ON JULY 1, 2003, UNLESS WE EXTEND THE OFFER

        We are offering our employees, other than our Executive Officers, the opportunity to tender to the Company all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $13.00 per share (Eligible Options) (Offer). If the Company accepts the Eligible Options tendered by employees, those Eligible Options will be cancelled and exchanged for “Replacement Options.” If you wish to accept the Offer, you must sign and complete an Election Form agreeing to exchange your Eligible Options for Replacement Options. In addition, if you wish to accept the Offer, you must agree to exchange all of your options that were granted in the six (6) month period immediately preceding June 2, 2003, the date on which we commenced the Offer (Offer Date) — even if the exercise price of any of those options is less than $13.00 per share. The Offer is currently expected to expire at 5:00 p.m. Eastern Daylight Saving Time on July 1, 2003, unless we extend the offer to a later date (the Expiration Date). In other words:

o	You may tender outstanding options that have an exercise price that is equal to or greater than $13.00 per share for exchange.

o	If you elect to tender for exchange outstanding options that have an exercise price that is equal to or greater than $13.00 per share, then you must also agree to exchange all of your options that were granted in the six (6) month period immediately preceding the Offer Date— even if the exercise price of any of those options is less than $13.00 per share.

        For example, based on the Offer Date of June 2, 2003, if you elect to participate in the Offer, then you must agree to exchange all of your options that were granted on or after December 2, 2002 — even if the exercise price of any of those options is less than $13.00 per share. If accepted by the Company, Eligible Options that you tender for exchange will be replaced by Replacement Options covering varying numbers of shares, depending on the exercise price of the Eligible Options you tender for exchange. Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

        The Replacement Options will be granted on January 2, 2004, or on a later date if the Expiration Date is extended or if we postpone the acceptance of Eligible Options beyond July 1, 2003 (Replacement Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale).

        We are making the Offer upon the terms, and subject to the conditions, described in this Offer to Exchange (including Schedules A and B hereto) and in the related Questions and Answers attached to this Offer to Exchange. Together, as they may be amended from time to time, these documents constitute the Offer. Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

        Shares of our common stock are quoted on Nasdaq under the symbol “SWKS.” On May 23, 2003 the closing price of our common stock as reported on Nasdaq was $6.89 per share. We recommend, at a minimum, that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

        If you have any questions regarding the Offer, please consult the Summary Term Sheet beginning on page vi. and the Questions and Answers. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Stock Administration via telephone at (781) 376-3260 or via email at stockadmin@skyworksinc.com.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

        If you decide to participate in the Offer, you must fax, mail or hand deliver a signed and completed Election Form, in its entirety, to the Skyworks Stock Administration office before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date (currently July 1, 2003, unless we extend the Offer). Election Forms will be mailed to your home address or, if you are an employee located outside the United States, to your local Human Resources Manager for distribution. If you require another copy of the Election Form, please contact Stock Administration via telephone at (781) 376-3260 or via email stockadmin@skyworksinc.com.

        Election Forms submitted via fax must be sent to one of the following numbers: (781) 376-3485, (781) 376-3484 or (781) 376-3370. You may use Skyworks’ fax machines for this purpose free of charge. Election Forms submitted via mail or hand delivery must be delivered to: Stock Administration, Skyworks Solutions, Inc., 20 Sylvan Road Woburn, Massachusetts, 01801. You may utilize regular U.S. Mail, an overnight courier service, Skyworks’ inter-office mail or any other similar method to mail your Election Form. However, in all cases you should allow sufficient time to ensure your Election Form is received before the deadline.

        The method of delivery is at your sole election and risk, and your completed, signed Election Form must actually be received in the Skyworks Stock Administration office no later than 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date. THERE WILL BE NO EXCEPTIONS. Delivery will be deemed made only when actually received by us in accordance with the above-noted instructions. Depositing your Election Form in the mail or with a courier, or initiating but not completing a fax, before the deadline will not by itself be sufficient to constitute adequate delivery — your Election Form must physically reach our Stock Administration office before the deadline in order to be valid. If we do not receive a properly completed and duly signed Election Form from you before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date, we will not accept any of your Eligible Options for exchange and we will not grant any Replacement Options to you.

        We will only accept Election Forms submitted via fax, mail or hand delivery, and we will not accept any Election Forms delivered by e-mail. We will not accept delivery of any Election Forms after 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date.

        Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

        No one can guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. However, by making the offer to exchange outstanding Eligible Options for Replacement Options, we intend to provide our employees with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We recognize that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

        The information about the Offer is limited to this document, the Questions and Answers and the Schedule TO.

        NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE QUESTIONS AND ANSWERS AND THE SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

        “1996 Plan” means our 1996 Long-Term Incentive Plan, as amended and restated.

        “1999 Plan” means our 1999 Employee Long-Term Incentive Plan, as amended and restated.

        “Company, ”“Skyworks,”“We,”“Us” or any similar term refers to Skyworks Solutions, Inc., a Delaware corporation.

        “Company Option Plans” means: (i) the 1999 Plan; (ii) the 1996 Plan; and (iii) the Washington Sub Plan. We have additional Skyworks option plans in effect today but, because all options granted under those plans have exercise prices less than $13.00, those plans are not included in this definition.

        “Election Form” means the form distributed by us pursuant to which employees can elect to participate in the Offer.

        “Eligible Options” means all outstanding options to purchase shares of our common stock under the Company Option Plans that have an exercise price that is equal to or greater than $13.00 per share. If you do tender for exchange outstanding options that have an exercise price that is equal to or greater than $13.00 per share, then any and all options granted in the six (6) month period immediately preceding the Offer Date must also be exchanged, even if those shares were granted at an exercise price below $13.00 per share.

        “Executive Officers” means those members of our senior management team listed under “Executive Officers” on Schedule A hereto.

        “Expiration Date” means the time that the Offer will expire, which is currently set to be at 5:00 p.m. Eastern Daylight Saving Time on July 1, 2003, unless we extend the Offer to a later date.

        “Fair Market Value” means the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale).

        “Nasdaq” means The Nasdaq Stock Market, Inc.‘s National Market System.

        “Offer” means the offer to exchange Eligible Options for Replacement Options, as described in this Offer to Exchange (including Schedules A and B hereto) and in the related Questions and Answers.

        “Offer Date” means June 2, 2003, the date that we commenced the Offer.

        “Questions and Answers” means the related Questions and Answers document attached to this Offer to Exchange.

        “Replacement Grant Plans” means the 1999 Plan and the 1996 Plan. All Replacement Options will be issued under one or the other of the Replacement Grant Plans.

        “Replacement Options” means options to purchase shares of our common stock that will be granted on the Replacement Grant Date in exchange for the Eligible Options tendered and cancelled.

        “Replacement Grant Date” means the date on which the Replacement Options will be granted, which is currently expected to be January 2, 2004, unless we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond July 1, 2003.

        “SEC” means the United States Securities and Exchange Commission.

        “Schedule TO” means the Tender Offer Statement filed by us with the SEC in connection with the Offer, including all amendments thereto.

        As used in these materials, “subject to adjustment” means the number of shares to be granted under your Replacement Options will be changed to give effect to any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Grant Date.

        “Washington Sub Plan” means the Washington Sub, Inc. 2002 Stock Option Plan, including Sub-Plan A (Conexant Systems, Inc. 1998 Stock Option Plan), Sub-Plan B (Conexant Systems, Inc. 1999 Long-Term Incentives Plan; Conexant Systems, Inc. 2000 Non-Qualified Stock Plan; Conexant Systems, Inc. Directors Stock Plan; and Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan) and Sub-Plan J (Philsar Semiconductor Inc. Stock Option Plan).

        “Withdrawal Form” means the form distributed by us by which employees can elect to withdraw from participation in the Offer.

SUMMARY TERM SHEET

        The following is a summary of the material terms of the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the Questions and Answers and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange, the Questions and Answers and the Schedule TO. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

o	Offer. We are offering our employees, other than our Executive Officers, the opportunity to tender to the Company all of their Eligible Options for exchange. Eligible Options are outstanding options with an exercise price equal to or greater than $13.00 per share. If the Company accepts the Eligible Options tendered by employees, those Eligible Options will be cancelled and exchanged for Replacement Options covering varying numbers of shares, depending on the exercise price of the Eligible Options you tender for exchange. (See Section 1 of the Offer)

o	Voluntary Participation; Exchange. Your participation in the Offer is voluntary. You may tender one or more of your Eligible Options for exchange, but if you elect to tender any Eligible Option, you also must agree to exchange all other options granted to you during the six (6) month period immediately preceding the Offer Date, even if the exercise price of those options is less than $13.00 per share. (See Section 1 of the Offer)

o	Replacement Options.
Number of Shares. Eligible Options that you elect to tender and that are accepted by the Company will be cancelled and replaced by Replacement Options covering varying numbers of shares depending on the exercise price of the Eligible Options you exchange. The following table describes the exchange ratios that will be used to determine the number of shares covered by a Replacement Option. Fractional numbers of shares will be rounded up to the nearest whole number. (See Section 8 of the Offer)

If the exercise an exchanged	price of option is:
greater than or equal to	and less than or equal to	The exchange ratio will be:1	In other words,
$13.00	$14.9999	1.0 to 1	the Replacement Option will cover 1 share for every 1 share covered by the exchanged option.
$15.00	$24.9999	1.5 to 1	the Replacement Option will cover 1 share for every 1.5 shares covered by the exchanged option.
$25.00	no limit	2.0 to 1	the Replacement Option will cover 1 share for every 2.0 shares covered by the exchanged option.

1	Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

Vesting. Replacement Options will vest in three (3) substantially equivalent increments over an eighteen (18) month period commencing on the Replacement Grant Date. Approximately one-third (1/3) of the shares covered by the Replacement Option will vest on the six (6) month anniversary of the Replacement Grant Date. Another one-third (1/3) of the shares will vest on the twelve (12) month anniversary of the Replacement Grant Date, and the final one-third (1/3) of such shares will vest on the eighteen (18) month anniversary of the Replacement Grant Date. (See Sections 5 and 8 of the Offer) The Replacement Options granted to employees in certain foreign jurisdictions may be subject to a different vesting schedule. If you are an employee who is employed outside the United States, please see Schedule B for more details.

Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date. (See Sections 5 and 8 of the Offer)

Nonqualified Stock Options. No Replacement Options will be treated as incentive stock options under U.S. tax law.

o	Timing. We commenced the Offer on June 2, 2003. The Expiration Date of the Offer is currently 5:00 p.m. Eastern Daylight Saving Time July 1, 2003, but we may extend the Offer to a later date. The Replacement Grant Date will be January 2, 2004, or a later date if the Expiration Date is extended or we postpone the acceptance of Eligible Options beyond July 1, 2003. (See Section 1 of the Offer)

o	Eligibility. All of our employees and employees of our subsidiaries, other than Executive Officers, holding Eligible Options are eligible to participate in the Offer. If you are on a personal leave of absence that, as of the Expiration Date, is no more than 90 days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer. Our Executive Officers and members of our Board of Directors are not eligible to participate in the Offer.

If for any reason you are not employed by us or one of our subsidiaries on the Expiration Date, you will not be eligible to participate in the Offer. You are also ineligible to participate in the Offer if, prior to the Expiration Date, you resign or give notice of intention to cease employment with Skyworks or one of its subsidiaries, or if you receive a notice of termination of your employment for any reason. For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Expiration Date, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason or (b) in accordance with local laws, you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries. If you are employed by us or one of our subsidiaries on the Expiration Date, but you do not continue to be employed by us or one of our subsidiaries through the Replacement Grant Date, you will not be eligible to receive Replacement Options and your cancelled options will not be reinstated. (See Sections 8 and 9 of the Offer)

o	Election. To make your election to accept the Offer, you must submit an Election Form, in its entirety, before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date in accordance with the procedures described in this Offer to Exchange. You may change or withdraw your election at any time prior to 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date by following similar procedures. ELECTION FORMS RECEIVED AFTER 5:00 P.M. Eastern Daylight Saving Time ON THE EXPIRATION DATE WILL NOT BE CONSIDERED TIMELY AND ANY ELIGIBLE OPTIONS TENDERED FOR EXCHANGE THEREIN WILL NOT BE ACCEPTED. (See Sections 3 and 4 of the Offer)

o	Conditions to the Offer. The Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Options tendered for exchange. (See Section 6 of the Offer)

o	Trading Price for Our Common Stock. Shares of our common stock are traded on Nasdaq under the symbol “SWKS.” We recommend that, at a minimum, you obtain current market quotations for our common stock before deciding whether to elect to tender your Eligible Options for exchange. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. (See Section 7 of the Offer)

o	U.S. Federal Tax Consequences. You will not be subject to any U.S. Federal income tax by electing to tender your Eligible Options for exchange pursuant to the Offer. The grant of Replacement Options will not be recognized as taxable income. The Replacement Options will not qualify as incentive stock options. (See Section 12 of the Offer)

o	Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 13 of the Offer)

THE OFFER

1.         NUMBER OF OPTIONS; EXPIRATION DATE.

        We are offering our employees, other than our Executive Officers, the opportunity to tender to the Company for exchange all outstanding stock options that that were granted under the Company Option Plans and have an exercise price of $13.00 per share or more. As of May 23, 2003, 32,714,245 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 6,818,555 shares were covered by Eligible Options.

        You may tender one or more of your Eligible Options for exchange. However, you cannot tender for exchange part of any individual Eligible Option and keep the balance; you must tender all or none of the unexercised options that are subject to each particular Eligible Option. Also, if you elect to tender any Eligible Option, you must agree to exchange all options granted to you in the six (6) month period immediately preceding the Offer Date, even if the exercise price of such options is less than $13.00 per share. For example, based on an Offer Date of June 2, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after December 2, 2002, even if the exercise price of any of those options is less than $13.00 per share. Our Offer is subject to the terms and conditions described in this Offer to Exchange (including Schedules A and B hereto) and the Questions and Answers. We will only accept Eligible Options that are properly tendered for exchange and not properly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the Expiration Date.

        If accepted by the Company, Eligible Options that you elect to tender for exchange will be replaced by Replacement Options to be granted on January 2, 2004 (or a later date if the Expiration Date is extended or if we postpone the acceptance of Eligible Options beyond July 1, 2003). Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale).

        Replacement Options will cover varying numbers of shares depending on the exercise price of the Eligible Options you exchange. The following table describes the exchange ratios that will be used to determine the number of shares covered by a Replacement Option.

If the exercise an exchanged	price of option is:
greater than or equal to	and less than or equal to	The exchange ratio will be:1	In other words,
$13.00	$14.9999	1.0 to 1	the Replacement Option will cover 1 share for every 1 share covered by the exchanged option.
$15.00	$24.9999	1.5 to 1	the Replacement Option will cover 1 share for every 1.5 shares covered by the exchanged option.
$25.00	no limit	2.0 to 1	the Replacement Option will cover 1 share for every 2.0 shares covered by the exchanged option.

1	Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

        Fractional numbers of shares will be rounded up to the nearest whole number. Also, the number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Grant Date.

        IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTIONS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTIONS. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE OPTIONS THAT YOU TENDER FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $13.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER UNLESS THEY ARE OPTIONS THAT MUST BE EXCHANGED PURSUANT TO THE SECOND PARAGRAPH OF THIS SECTION 1. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

        You are also ineligible to participate in the Offer if, prior to the Expiration Date, you resign or give notice of intention to cease employment with Skyworks or one of its subsidiaries, or if you receive a notice of termination of your employment for any reason. For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Expiration Date, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason or (b) in accordance with local laws, you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries. If you are on a personal leave of absence that, as of the Expiration Date, is no more than 90 days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer.

        All Replacement Options will be issued under either our 1999 Plan or 1996 Plan, pursuant to replacement option agreements between you and us. Specifically:

For each exchanged option originally granted under the:	Replacement Options will be granted under the:
1996 Plan	1996 Plan
1999 Plan	1999 Plan
Washington Sub Plan	1999 Plan

        No Replacement Options will be treated as incentive stock options under U.S. Federal tax law.

        The Expiration Date of the Offer is 5:00 p.m. Eastern Daylight Saving Time on July 1, 2003, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 of the Offer for a description of our rights to extend, delay, terminate and amend the Offer.

        We will publish a notice if we decide to take any of the following actions:

o	increase or decrease what we will give you in exchange for your Eligible Options; or
o	increase or decrease the number of Eligible Options that may be exchanged in the Offer.

        If the Offer is scheduled to expire within ten (10) business days after the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

        A business day means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.         PURPOSE OF THE OFFER.

        The Board of Directors has approved the Offer. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. No one can guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. However, by making the offer to exchange outstanding Eligible Options for Replacement Options, we intend to provide our employees with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We recognize that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

        We were formed through the merger of the wireless communications business of Conexant Systems, Inc. (Conexant) and Alpha Industries, Inc. (Alpha) on June 25, 2002 (the Merger). Following this Merger, our Board of Directors consisted of nine directors, four of whom were selected from among Alpha’s then-current directors and four of whom were selected by Conexant. The ninth director was to be selected subsequent to the Merger, and an active search is underway to identify qualified candidates to fill this vacancy. Accordingly, we expect to appoint a ninth director prior to December 31, 2003. Upon appointment to our Board of Directors, this individual is expected to join those directors designated to be in Class I.

        As we proceed with post-merger operations, the Company continues to evaluate and assess all aspects of its global operations and from time to time evaluates changes useful to meeting the needs of our evolving business. As such, we regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. Additionally, we continue to evaluate all aspects of our operations, including our corporate structure and the composition of our management team, and we regularly assess any and all necessary or desired changes. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a)     any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)     any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)     any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)     any change in our management, including a change to the material terms of employment of any Executive Officer;

(e)     any change in our present Board of Directors, including a change in the number or term of directors;

(f)     any other material change in our corporate structure or business;

(g)     our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)     our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(i)     the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(j)     the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

(k)     any change in our Certificate of Incorporation or Bylaws, or any actions that may impede the acquisition of control of us by any person.

        Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.         PROCEDURES.

Making Your Election.

        If you decide to participate in the Offer, you must fax, mail or hand deliver a signed and completed Election Form, in its entirety, to the Skyworks Stock Administration office before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date (currently July 1, 2003, unless we extend the Offer). Election Forms will be mailed to your home address or, if you are an employee located outside the United States, to your local Human Resources Manager for distribution. If you require another copy of the Election Form, please contact Stock Administration via telephone at (781) 376-3260 or via email at stockadmin@skyworksinc.com.

        Election Forms submitted via fax must be sent to one of the following numbers: (781) 376-3485, (781) 376-3484 or (781) 376-3370. You may use Skyworks’ fax machines for this purpose free of charge. Election Forms submitted via mail or hand delivery must be delivered to: Stock Administration, Skyworks Solutions, Inc., 20 Sylvan Road Woburn, Massachusetts, 01801. You may utilize regular U.S. Mail, an overnight courier service, Skyworks’ inter-office mail or any other similar method to mail your Election Form. However, in all cases you should allow sufficient time to ensure your Election Form is received before the deadline.

        The method of delivery is at your sole election and risk, and your completed, signed Election Form must actually be received in the Skyworks Stock Administration office no later than 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date. THERE WILL BE NO EXCEPTIONS. Delivery will be deemed made only when actually received by us in accordance with the above-noted instructions. Depositing your Election Form in the mail or with a courier, or initiating but not completing a fax, before the deadline will not by itself be sufficient to constitute adequate delivery — your Election Form must physically reach our Stock Administration office before the deadline in order to be valid. If we do not receive a properly completed and duly signed Election Form from you before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date, we will not accept any of your Eligible Options for exchange and we will not grant any Replacement Options to you.

        We will only accept Election Forms submitted via fax, mail or hand delivery, and we will not accept any Election Forms delivered by e-mail. We will not accept delivery of any Election Forms after 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date.

        Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

        You do not need to return your stock option agreements for your Eligible Options to participate in the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements only upon our request.

        Confirmation of Election. If submitted via fax, you should retain the confirmation sheet from the facsimile transmittal of your Election Form as evidence of timely transmission. Additionally, as soon as administratively practicable after the Expiration Date, a confirmation will be mailed to your home address or, if you are an employee located outside the United States, to your local Human Resources Manager for distribution. If you timely and properly submit an Election Form and do not receive this confirmation within three (3) weeks of the Expiration Date, please contact Stock Administration via email at stockadmin@skyworksinc.com, or via telephone at (781) 376-3260.

        Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election or Withdrawal Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election or Withdrawal Form or otherwise in the tendering of any Eligible Options, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election or Withdrawal Forms or Eligible Options that are tendered for exchange to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are tendered for exchange. Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange, provided that such Eligible Options are properly and timely tendered for exchange and are not properly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election or Withdrawal Form with respect to any particular Eligible Options or any particular option holder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the option holder tendering the Eligible Options for exchange, or waived by us.

        Our Acceptance Constitutes an Agreement. If we accept Eligible Options that you properly and timely tender for exchange, this will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

        Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn.

4.         CHANGE IN ELECTION; WITHDRAWAL.

        You may only change or withdraw your election by following the procedures described in this Section 4. You may change or withdraw your election at any time before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date.

        Change in Election.   To change your election, you must sign and submit a new Election Form in its entirety before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date in accordance with the instructions set forth in Section 3 above. Copies of the Election Form can be obtained by contacting stock administration at (781) 376-3260 or stockadmin@skyworksinc.com. ELECTION FORMS RECEIVED AFTER 5:00 P.M. Eastern Daylight Saving Time ON THE EXPIRATION DATE WILL NOT BE CONSIDERED TIMELY AND ANY ELIGIBLE OPTIONS TENDERED FOR EXCHANGE THEREIN WILL NOT BE ACCEPTED.

    Withdrawal.        If you elected to tender one or more Eligible Options for exchange, and subsequently decide you do not want to participate in the employee stock option exchange program, you can withdraw your election anytime before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date. To withdraw your election, you must fax, mail or hand deliver a signed and completed Withdrawal Form, in its entirety, to the Skyworks Stock Administration office before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date. Withdrawal Forms must be submitted in the same manner as Election Forms, in accordance with the instructions set forth in Section 3 above.

        The last form we receive, in its entirety, from you prior to 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date will be considered your final election with respect to the Offer.

        The delivery of Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us.

5.         ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

        On the terms and subject to the conditions of the Offer and as promptly as practicable following the Expiration Date, we currently expect that we will accept and cancel all Eligible Options properly tendered for exchange and not properly withdrawn before the Expiration Date. The Replacement Options will be granted on January 2, 2004, or at a later date if the Expiration Date is extended or we postpone the acceptance of Eligible Options beyond July 1, 2003.

        Replacement Options will vest in three (3) substantially equivalent increments over an eighteen (18) month period commencing on the Replacement Grant Date. Approximately one-third (1/3) of the shares covered by the Replacement Option will vest on the six (6) month anniversary of the Replacement Grant Date. Another one-third (1/3) of the shares will vest on the twelve (12) month anniversary of the Replacement Grant Date, and the final one-third (1/3) of such shares will vest on the eighteen (18) month anniversary of the Replacement Grant Date. The Replacement Options granted to employees in certain foreign jurisdictions may be subject to a different vesting schedule. If you are an employee who is employed outside the United States, please see Schedule B for more details.

        If accepted by the Company, Eligible Options that you tender for exchange will be replaced by Replacement Options covering varying numbers of shares depending on the exercise price of the Eligible Options you exchange. Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. See Section 8 below for more detailed information.

        A listing of all of your Eligible Options and the options granted in the six (6) month period immediately preceding the Offer Date can be found in your E*Trade and/or Mellon account online at http://www.optionslink.com and/or http://www.melloninvestor.com. If you are not employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in the Offer. If you are an employee of ours or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Grant Date, you will not be eligible to receive Replacement Options.

        We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Options. If you are not notified of a rejection, you may assume that, on the Expiration Date, any Eligible Options tendered pursuant to a properly executed Election Form that was properly and timely delivered in its entirety, and was not properly withdrawn, have been accepted. Our acceptance of Eligible Options that are properly and timely tendered for exchange will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

6.         CONDITIONS OF THE OFFER.

        We will not be required to accept any Eligible Options that you tender for exchange, and we may terminate or amend the Offer, or postpone the time at which we actually accept and cancel any Eligible Options tendered for exchange, in each case at any time on or before the Expiration Date, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you tendered for exchange:

o	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)

make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options tendered for exchange or to issue Replacement Options for some or all of the exchanged Eligible Options;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

o	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

o	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)

any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

        or,

o	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

        The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

        Our failure to exercise any of these rights is not a waiver of any of these rights. A waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

        Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will automatically be cancelled if, and only if, we accept your Eligible Option for exchange. We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn.

7.         PRICE RANGE OF COMMON STOCK.

        The Eligible Options to be exchanged pursuant to the Offer are not publicly traded. However, upon exercise of an Eligible Option that we grant, the option holder will become an owner of our common stock. Our common stock is quoted on Nasdaq under the symbol “SWKS.” The following table sets forth the range of high and low sale prices for our common stock for the periods indicated, as reported on Nasdaq.

Skyworks Solutions, Inc. was formed through a merger of the wireless communications business of Conexant with Alpha. Following the Merger, Alpha changed its corporate name to Skyworks Solutions, Inc. The Merger and Skyworks’ acquisition of Conexant’s semiconductor facility located in Mexicali, Mexico and certain related operations (collectively, Washington/Mexicali) was completed on June 25, 2002. Market price range information for periods on and after June 26, 2002 reflects sale prices for the common stock of the combined company, and market price range information for all periods on and prior to June 25, 2002 reflects prices for the common stock of Alpha on Nasdaq under the symbol “AHAA.” Washington/Mexicali was not publicly traded prior to the Merger.

	High	Low
FISCAL YEAR ENDED SEPTEMBER 26, 2003:
First quarter	$12.22	$4.09
Second quarter	9.41	6.02
Third quarter, until May 23, 2003	7.17	6.85
FISCAL YEAR ENDED SEPTEMBER 27, 2002:
First quarter	$30.05	$16.55
Second quarter	22.92	15.25
Third quarter, until June 25, 2002	16.97	5.56
Third quarter, on and after June 26, 2002	5.70	4.99
Fourth quarter	5.90	2.90
FISCAL YEAR ENDED SEPTEMBER 28, 2001:
First quarter	$54.00	$24.75
Second quarter	35.94	13.94
Third quarter	29.70	13.56
Fourth quarter	40.36	18.72

        As of May 23, 2003, the last reported sale price of our common stock, as reported by Nasdaq, was $6.89 per share.

        We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your Eligible Options for exchange.

8.         SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

    Consideration.        If accepted by the Company, Eligible Options that you tender for exchange will be replaced by Replacement Options covering varying numbers of shares depending on the exercise price of the Eligible Options you exchange. The following table describes the exchange ratios that will be used to determine the number of shares covered by a Replacement Option.

If the exercise an exchanged	price of option is:
greater than or equal to	and less than or equal to	The exchange ratio will be:1	In other words,
$13.00	$14.9999	1.0 to 1	the Replacement Option will cover 1 share for every 1 share covered by the exchanged option.
$15.00	$24.9999	1.5 to 1	the Replacement Option will cover 1 share for every 1.5 shares covered by the exchanged option.
$25.00	no limit	2.0 to 1	the Replacement Option will cover 1 share for every 2.0 shares covered by the exchanged option.

1	Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

        Fractional numbers of shares will be rounded up to the nearest whole number. Also, the number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Grant Date.

        Replacement Options will vest in three (3) substantially equivalent increments over an eighteen (18) month period commencing on the Replacement Grant Date. Approximately one-third (1/3) of the shares covered by the Replacement Option will vest on the six (6) month anniversary of the Replacement Grant Date. Another one-third (1/3) of the shares will vest on the twelve (12) month anniversary of the Replacement Grant Date, and the final one-third (1/3) of such shares will vest on the eighteen (18) month anniversary of the Replacement Grant Date. The Replacement Options granted to employees in certain foreign jurisdictions may be subject to a different vesting schedule. If you are an employee who is employed outside the United States, please see Schedule B for more details.

        If all Eligible Options are tendered for exchange and accepted and cancelled by us, we will grant Replacement Options to purchase a total of approximately 6,818,555 shares of our common stock. As of May 23, 2003, there were approximately 138,710,537 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would equal approximately 4.9% of the total shares of our common stock outstanding as of May 23, 2003.

        Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares that otherwise would be covered by your Replacement Options.

Terms of Replacement Options. All Replacement Options will be issued under either our 1999 Plan or 1996 Plan, pursuant to replacement option agreements between you and us. Specifically:
For each exchanged option originally granted under the:	Replacement Options will be granted under the:
1996 Plan	1996 Plan
1999 Plan	1999 Plan
Washington Sub Plan	1999 Plan

No Replacement Options will be treated as incentive stock options under U.S. tax law.

        The issuance of Replacement Options under the Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options. Declining to participate in the Offer will not impact your ability to receive options or other stock awards in the future. However, because of requirements of certain accounting rules, if any of your Eligible Options are accepted for exchange in the Offer, you will not be eligible to receive additional stock option grants until after the Replacement Grant Date.

        The following description of the Replacement Grant Plans and the replacement option agreements is a summary intended to highlight material provisions of these documents. It is not complete. A Replacement Option will be subject to the terms and conditions of either the 1999 Plan or the 1996 Plan, as applicable, and a replacement option agreement. Additional information about the Replacement Grant Plans may be found in the S-8 Registration Statement and related prospectus prepared in connection with each of the Replacement Grant Plans, which can be found at http://skylink/dept/hr/stock_admin.asp. If you cannot access this website please contact stock administration at (781) 376-3260 or stockadmin@skyworksinc.com to request copies of the Replacement Grant Plans, related prospectuses and current forms of stock option agreements. Copies will be provided promptly and at our expense. The form of stock option agreements may be changed with the approval of our Board of Directors or our Compensation Committee prior to the Replacement Grant Date.

        Your Eligible Options may contain certain provisions that differ significantly from the expected terms of your Replacement Options, such as, for example, more favorable provisions regarding accelerated vesting under certain circumstances, and/or longer exercise periods following termination of employment. The Replacement Options you receive pursuant to the Offer will not include any of these more favorable provisions, and by tendering your Eligible Options for Replacement Options you are automatically agreeing to the elimination of those provisions and any other provision that may be different. Also, Replacement Options granted to employees located outside the United States may be subject to certain additional restrictions and limitations. We encourage you to review your Eligible Options to familiarize yourself with their current terms and conditions and to better understand how those terms and conditions may vary from those in the Replacement Grant Plans.

    General.        The 1996 Plan was adopted in 1996. The 1999 Plan was adopted in 1999. As of May 23, 2003, there was an aggregate of 26,036,500 shares of common stock reserved for issuance under the Replacement Grant Plans. The shares of common stock to be delivered under the Replacement Grant Plans may be either authorized but unissued shares or treasury shares. Any shares subject to an option under the Replacement Grant Plans which for any reason terminates, is cancelled or otherwise expires unexercised, any shares reacquired by us because restrictions on the shares do not lapse, any shares reacquired by us due to restrictions imposed on the shares, any shares returned because payment is made under the Replacement Grant Plans by a plan participant in Company common stock of equivalent value rather than in cash, and any shares reacquired from a recipient for any other reason are available for further awards under the Replacement Grant Plans. The 1996 Plan is the only one of our active stock option plans that permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code. No options granted under the 1999 Plan are treated as incentive stock options under U.S. tax law. However, no Replacement Options will be treated as incentive stock options under U.S. tax law (even if all or a part of the Eligible Options you exchange were treated as incentive stock options).

    Administration.     The Replacement Grant Plans are administered by the Compensation Committee of our Board of Directors. As of May 23, 2003, all of our employees were eligible to participate in the Replacement Grant Plans.

    Eligibility; Grant of Awards.     Subject to the terms of the Replacement Grant Plans, and subject to ratification by our Board of Directors only if required by applicable law, the Compensation Committee of our Board of Directors has the authority and sole discretion to determine those key employees and other individuals eligible to participate in the Replacement Grant Plans, select to whom awards will be granted, determine the size and form of awards and the times that awards are to be granted, establish the terms under which awards will be exercised or transferred, make or alter any restrictions or conditions on any award and adopt such rules and regulations, establish, define and interpret other terms and conditions and make all other determinations necessary or desirable for the administration of the Replacement Grant Plans.

    Stock Option Awards; Price; Exercise; Restrictions.     Stock options are rights to purchase shares of our common stock at a fixed price for a predetermined period of time. The Replacement Grant Plans authorize our Compensation Committee to determine the number of shares of common stock to be covered by each option, the purchase or exercise price of stock subject to such stock options and the term of each stock option, which, in the case of incentive stock options, may not be longer than ten years after the date of grant. The exercise price may not be less than par value and may not be less than the fair market value at the time of grant in the case of incentive stock options. The aggregate fair market value of the common stock (at the time of grant of any incentive stock option) with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year under all of our plans may not exceed $100,000. At the Compensation Committee’s discretion, the common stock issued pursuant to stock options granted under the Replacement Grant Plans may be subject to restrictions on vesting or transferability.

    Stock Option Awards; Rights in the Event of Termination.     In the event of termination of employment (for reasons other than death or permanent and total disability), the option holder may generally exercise stock options vested as of the date of termination for a period of three months after the termination of employment. In the event of a termination of employment for cause, all remaining options cease to be exercisable, whether or not previously vested. In the event of termination of employment by reason of death, the option holder’s vested and unvested stock options may generally be exercised for a period of twelve months after the date of death. In the event of termination of employment by reason of permanent and total disability, the option holder may generally exercise stock options vested as of the date of termination for a period of six months after the termination of employment.

    Indemnity.     Neither our Board of Directors nor its Compensation Committee, nor any member of either, nor any of our employees, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the Replacement Grant Plans. We will indemnify the members of our Board of Directors, the members of the Compensation Committee and our employees in respect of any claim, loss, damage or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

    Amendment or Termination.     Our Board of Directors, or our Compensation Committee as appropriate, may at any time amend, suspend or terminate the Replacement Grant Plans; provided that any such amendments relating to the definition of the employees and individuals eligible to participate in the 1996 Plan or an increase in the maximum number of shares of common stock authorized for issuance under the 1996 Plan are subject to stockholder approval to the extent required by the provisions of the Internal Revenue Code relating to incentive stock options. No amendment, suspension or termination of the Replacement Grant Plans may affect the rights of a participant to whom an award has been granted without such participant’s consent.

    Share Adjustments.     If our outstanding common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of a recapitalization, reclassification, stock split, combination of shares, separation (including a spin-off) or stock dividend, there will be an equitable adjustment in the exercise prices of outstanding options and the number and kind of shares as to which outstanding options shall be exercisable as determined by our Board of Directors. If we are a party to any merger or consolidation, any purchase or acquisition of property or stock, or any separation, reorganization or liquidation, our Board of Directors (or, if we are not the surviving corporation, the Board of Directors of the surviving corporation) shall have the power to make arrangements for the substitution of new options for, or the assumption by another corporation of, any options then outstanding under the Replacement Grant Plans.

    Duration of the Replacement Grant Plans.     Awards may be made under the 1996 Plan for a period of ten years ending on June 14, 2006. Awards may be made under the 1999 Plan for a period of ten years ending on April 27, 2009. The period during which a stock option or other award may be exercised, however, may extend beyond those dates.

    Change of Control Provisions.     Upon the occurrence of a change of control (as defined in the Replacement Grant Plans) of the Company each outstanding and unvested option will become exercisable.

    Tax Consequences.     You should refer to Section 12 for a discussion of the U.S. Federal income tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting the Offer. If you are an employee located outside the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and work.

    Termination of Employment.     IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. Accordingly, any options you tendered for exchange prior to such termination will automatically be withdrawn from the Offer and will not be accepted for exchange. We will return those options to you and you may exercise those options in accordance with their terms (to the extent they are vested), but you will not receive any Replacement Options. You are also ineligible to participate in the Offer if, prior to the Expiration Date, you resign or give notice of intention to cease employment with Skyworks or one of its subsidiaries, or if you receive a notice of termination of your employment for any reason. For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Expiration Date, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason or (b) in accordance with local laws, you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries.

        PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTIONS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTIONS. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, prior to the Replacement Grant Date and after the Expiration Date, you will not receive anything for the Eligible Options that you tendered for exchange and we cancelled. Similarly, you will not receive anything for any other options that have been cancelled because of your election to exchange Eligible Options. Please note that Conexant, Mindspeed Technologies, Jazz Semiconductor and Pictos Technologies, Inc. are not our subsidiaries. As a result, even if you subsequently are employed by one of those companies, or any other Conexant spin-off (other than Skyworks), your employment status with Skyworks will have been terminated, and these provisions regarding termination will continue to apply.

        Leave of Absence.     If you are on a personal leave of absence that, as of the Expiration Date, is no more than 90 days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer.

        Registration of Option Shares.     All shares of common stock issuable upon exercise of options under the Replacement Grant Plans, including shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell shares you obtain upon the exercise of vested Replacement Options free of any transfer restrictions under applicable securities laws.

9.         INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

        A list of our directors and Executive Officers is attached to this Offer to Exchange as Schedule A. None of the Eligible Options held by our Executive Officers or members of our Board of Directors are eligible to be exchanged in the Offer.

        During the past sixty (60) days, we have not issued any Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our Executive Officers or those of our subsidiaries, nor any affiliates of ours, engaged in transactions involving Eligible Options during the past sixty (60) days. In addition, neither we nor, to our knowledge, any of our Executive Officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.         STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

        Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to provide our employees with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We could accomplish this goal by repricing some existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which could require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired.

        We believe that we can accomplish our goals without incurring additional current or future compensation expense because:

o	we will not grant any Replacement Options until a day that is at least six (6) months and one (1) day after the date that we accept and cancel Eligible Options (including options issued in the six (6) month period immediately preceding the Offer Date that will be exchanged because of your election to exchange Eligible Options) tendered for exchange;

o	we will not grant any Replacement Options until a day that is at least six (6) months and one (1) day after the date that we accept and cancel Eligible Options (including options issued in the six (6) month period immediately preceding the Offer Date that will be exchanged because of your election to exchange Eligible Options) tendered for exchange;

o	we will require any option holder who tenders any Eligible Options in the Offer to exchange all options that he or she received during the six (6) month period immediately preceding the Offer Date which, based on an Offer Date of June 2, 2003, includes all options granted on or after December 2, 2002 (even if the exercise price of such options is less than $13.00 per share); and

o	in order to avoid any potential compensation expense, we will not grant any options to an option holder who tendered Eligible Options in the Offer until the Replacement Grant Date.

        Eligible Options, and options issued in the six (6) month period immediately preceding the Offer Date that will be exchanged because of your election to cancel Eligible Options, that we acquire in connection with the Offer will be cancelled. With respect to Eligible Options under the 1999 Plan or 1996 Plan the shares of common stock that previously could have been purchased under those cancelled options will be returned to the pool of shares available for grants of new awards or options without further stockholder action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. The shares of common stock that previously could have been purchased under cancelled options previously granted under the Washington Sub Plan will no longer be available for option grants under any Company Option Plan.

11.         LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Options that you tender for exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept Eligible Options tendered for exchange and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12.         MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. Federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

        We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income as a result of the exchange for federal income tax purposes at the time of the exchange.

        At the Replacement Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

        Federal Income Tax Consequences of Incentive Stock Options.     You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

        If you exchange your incentive stock options and we accept your incentive stock options, any Replacement Options you are granted will not qualify as incentive stock options. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. However, with respect to all of your Replacement Options, you will be subject to different tax treatment than if you held incentive stock options.

        We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept the Offer, it is possible that the Internal Revenue Service would decide that the right to tender your incentive stock options for exchange under the Offer is a modification of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

        Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Company Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Company Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

        If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

        If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a disqualifying disposition, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the excess of the sale price over the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

        If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The excess of the aggregate fair market value of the common stock you receive when you exercised the option over the aggregate exercise price will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

        If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we may be entitled to a deduction equal to the amount of compensation income taxable to you.

        Federal Income Tax Consequences of Nonqualified Stock Options.     Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

        If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The excess of the aggregate fair market value of the shares received pursuant to the exercise of the option over the aggregate exercise price will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

        We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.         EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the Offer is open, and thereby delay accepting any Eligible Options tendered for exchange, by announcing the extension and/or giving oral or written notice of the extension to the option holders.

        Prior to the Expiration Date, we may postpone the time at which we actually accept and cancel any Eligible Options tendered for exchange, or we may terminate or amend the Offer, if any of the conditions specified in Section 6 occur. In order to postpone the time at which we accept and cancel Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

        We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 9:00 a.m. Eastern Daylight Saving Time on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

        We will publish a notice if we decide to take any of the following actions:

o	increase or decrease what we will give you in exchange for your Eligible Options; or
o	increase or decrease the number of Eligible Options to be exchanged in the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

14.         FEES AND EXPENSES.

        We have not employed or retained any broker, dealer or other person to make solicitations or recommendations to holders of Eligible Options in connection with the exchange of such Eligible Options pursuant to the Offer, nor will we compensate any person for making such solicitations or recommendations.

15.         INFORMATION ABOUT US.

OVERVIEW

        Skyworks is a leading wireless semiconductor company focused on providing front-end modules, radio frequency (RF) subsystems, semiconductor components and complete system solutions to wireless handset and infrastructure customers worldwide. We offer a comprehensive family of components and RF subsystems, and also provide complete antenna-to-microphone semiconductor solutions that support advanced 2.5G and 3G services.

        Skyworks offers components, subsystems and system-level semiconductor solutions for wireless voice and data communications applications, supporting the world’s most widely adopted wireless standards. Skyworks possesses a broad wireless technology capability and one of the most complete wireless communications product portfolios, coupled with customer relationships with virtually all major handset and infrastructure manufacturers. Our product portfolio includes almost every key semiconductor integrated circuit found within a digital cellular handset. We believe that we have a comprehensive radio frequency and mixed signal processing and packaging portfolio, extensive circuit design libraries and a proven track record in component and system design. We sell our products primarily through a direct Skyworks sales force and also through independent manufacturers’ representatives and distribution partners.

        We were formed through a merger of the wireless communications business of Conexant with Alpha on June 25, 2002. Following the Merger, Alpha changed its corporate name to Skyworks Solutions, Inc. We are headquartered in Woburn, Massachusetts, and have executive offices in Irvine, California. Our Internet address is www.skyworksinc.com. The information contained on our website is not incorporated by reference into nor a part of the Offer.

SELECTED FINANCIAL DATA

        Set forth below is a selected summary of our financial information. The Company’s fiscal year ends on the Friday closest to September 30. Fiscal years 2002 and 2001 each comprised 52 weeks and ended on September 27 and September 28, respectively. For convenience, the consolidated financial statements have been shown as ending on the last day of the calendar month. The financial data as of September 30, 2002 and for the years ended September 30, 2002 and 2001 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2002. The financial data as of March 31, 2003 and for the six months ended March 31, 2003 and 2002 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2003. This financial data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 27, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 28, 2003.

Because the Merger was accounted for as a reverse acquisition, a purchase of Alpha by Washington/Mexicali, the historical financial statements of Washington/Mexicali became the historical financial statements of Skyworks after the Merger. The historical information provided below does not include the historical financial results of Alpha for periods prior to June 25, 2002, the date the Merger was consummated. The historical financial information may not be indicative of the Company’s future performance and may not reflect what the results of operations and financial position prior to the Merger would have been had Washington/Mexicali operated independently of Conexant during the periods presented prior to the Merger or had the results of Alpha been combined with those of Washington/Mexicali during the periods presented prior to the Merger.

	Year Ended September 30,		Six Months Ended March 31,
	2002(1)	2001	2003	2002
	(in thousands)
Statement of Operations Data:
Net revenues	457,769	260,451	317,558	194,116
Cost of goods sold (2)	331,608	311,503	188,919	148,729

Gross margin	126,161	(51,052)	128,639	45,387
Operating expenses:
Research and development	132,603	111,053	77,410	63,801
Selling, general and
administrative	50,178	51,267	43,487	22,067
Amortization (4)	12,929	15,267	2,235	7,944
Purchased in process research and
development (5)	65,500	--	--	--
Special charges (3)	116,321	88,876	--	--

Total operating expenses	377,531	266,463	123,132	93,812

Operating income (loss)	(251,370)	(317,515)	5,507	(48,425)
Interest expense	(4,227)	--	(10,781)	--
Other income (expense), net	(56)	210	1,449	59

Loss before income taxes	(255,653)	(317,305)	(3,825)	(48,366)
Provision (benefit) for income taxes	(19,589)	1,619	1,339	4,270

Net loss	$(236,064)	$(318,924)	$(5,164)	(52,636)

Balance Sheet Data:	September 30, 2002	March 31, 2003
Total assets	$1,346,912	$1,421,053
Long-term liabilities	$184,309	$279,320
Shareholders' equity	$1,014,976	$1,013,341
Book value per share	$7.38	$7.33

(1)

The Merger was completed on June 25, 2002. Financial statements for periods prior to June 26, 2002 represent Washington/Mexicali’s combined results and financial condition. Financial statements for periods after June 26, 2002 represent the consolidated results and financial condition of Skyworks, the combined company.

(2)	In fiscal 2001, the Company recorded $58.7 million of inventory write-downs.

(3)

In fiscal 2002, the Company recorded special charges of $116.3 million, principally related to the impairment of the assembly and test machinery and equipment and the related facility in Mexicali, Mexico, and the write-off of goodwill and other intangible assets related to the fiscal 2000 acquisition of Philsar Semiconductor Inc. In fiscal 2001, the Company recorded special charges of $88.9 million, principally related to the impairment of certain wafer fabrication assets and restructuring activities.

(4)

In fiscal 2000, Philsar Semiconductor Inc. was acquired and as a result of the acquisition, during fiscal 2002, 2001 and 2000, the Company recorded $12.9 million, $15.3 million and $5.3 million, respectively, in amortization of goodwill and other acquisition-related intangible assets.

(5)

In fiscal 2002 and fiscal 2000 the Company recorded purchased in-process research and development charges of $65.5 million and $24.4 million, respectively, related to the Merger and the acquisition of Philsar Semiconductor Inc., respectively.

(6)	Book value is computed by dividing shareholders’ equity by the number of shares of common stock outstanding March 31, 2003.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended March 31,	Year Ended September 30,
	2003	2002	2001
	(unaudited, dollars in thousands)
Earnings:
Loss before provision (benefit) for taxes on income	$(3,825)	$(255,653)	$(317,305)
Add: Fixed charges, net of capitalized interest	12,477	6,587	1,617

Income before taxes and fixed charges (net of
capitalized interest)	$8,652	$(249,066)	$(315,688)

Fixed charges:
Interest	$9,962	$4,227	--
Amortization of debt issuance costs	819	--	--
Estimated interest component of rental expense	1,696	2,360	$1,617

Total	$12,477	$6,587	$1,617

Ratio of earnings before taxes and fixed charges to
fixed charges	(1)	(2)	(3)

(1)

As a result of the loss incurred in the six months ended March 31, 2003, the Company was unable to fully cover fixed charges. The amount of such deficiency during this period was approximately $4 million.

(2)	As a result of the loss incurred in fiscal 2002, the Company was unable to fully cover fixed charges. The amount of such deficiency during fiscal 2002 was approximately $256 million.

(3)	As a result of the loss incurred in fiscal 2001, the Company was unable to fully cover fixed charges. The amount of such deficiency during fiscal 2001 was approximately $317 million.

        The financial information included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2002 and our Quarterly Report on 10-Q for the quarter ended March 28, 2003 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 — Additional Information.

16.         ADDITIONAL INFORMATION.

        With respect to the Offer, we have filed the Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, as amended, including its exhibits, before making a decision on whether to tender your options.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to tender your options for exchange:

(a)     our annual report on Form 10-K for the fiscal year ended September 27, 2002;

(b)     our quarterly report on Form 10-Q for the fiscal quarter ended March 28, 2003;

(c)     our current report on Form 8-K, filed with the SEC on November 6, 2002;

(d)     our current report on Form 8-K, filed with the SEC on November 8, 2002, and the amendment thereto, filed with the SEC on November 12, 2002;

(e)     our current report on Form 8-K, filed with the SEC on November 8, 2002;

(f)     our current report on Form 8-K, filed with the SEC on April 16, 2003; and

(g)     the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 29, 1998, including any amendments or reports filed for the purpose of updating the description.

        The SEC file number for these filings is 001-05560. You may read and copy these reports, proxy statements and other information filed by us at the SEC’s public reference rooms at 450 Fifth Street, NW., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 “K” Street, Washington, DC 20006.

        We will also provide without charge to each employee, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Skyworks Solutions, Inc.
5221 California Avenue
Irvine, CA 92612
(949) 231-3000

        As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer, you should rely on the statements made in the most recent document.

        The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.         MISCELLANEOUS.

        The Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties, including those described in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2003. We encourage you to review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2003 before you decide whether to participate in the Offer.

        If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will tenders of Eligible Options be accepted from or on behalf of, the option holders residing in that jurisdiction.

        Our Board of Directors recognizes that the decision to participate in the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer is limited to this document (including Schedules A and B hereto), the Questions and Answers and the Schedule TO.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE QUESTIONS AND ANSWERS AND THE SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND
EXECUTIVE OFFICERS

        The following table sets forth for each director and executive officer of the Company as of May 23, 2003, their ages and present positions with the Company:

Directors

Name	Age	Title
Dwight W. Decker	53	Chairman of the Board
David J. Aldrich	46	President, Chief Executive Officer and Director
Donald R. Beall	64	Director
Moiz M. Beguwala	57	Director
Timothy R. Furey	45	Director
Balakrishnan S. Iyer	46	Director
Thomas C. Leonard	68	Director
David J. McLachlan	64	Director

Executive Officers

Name	Age	Title
David J. Aldrich	46	President, Chief Executive Officer and Director
Paul E. Vincent	55	Vice President, Treasurer, Secretary and
		Chief Financial Officer
Kevin D. Barber	42	Senior Vice President, Operations
Liam K. Griffin	36	Vice President, Sales and Marketing
George M. LeVan	57	Vice President, Human Resources

The address of each director and executive officer is: Skyworks Solutions, Inc., 20 Sylvan Road, Woburn, MA 01801.

SCHEDULE B

ADDENDA FOR EMPLOYEES RESIDING OUTSIDE THE U.S.

We believe that you will not be subject to additional tax solely by virtue of your participation in the Offer and your tender of Eligible Options for Replacement Options. However, the tax legislation in most of the countries outside of the United States does not specifically address the tax consequences of the tender of Eligible Options for Replacement Options. Consequently, although it appears that you will not be subject to any additional tax liability if you participate in the Offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the Replacement Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your Replacement Options. We therefore strongly recommend that you consult with your tax advisor as to the tax consequences of participating in the Offer.

If you are eligible for this Offer because you are an employee of Skyworks or one of our subsidiaries living or working in the United States or a country listed in this Schedule B, but are also subject to the tax laws in another country that is not listed, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Stock Option Exchange Program: A Guide to Issues in Canada

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on Canadian federal tax law. Different tax consequences may be applicable under provincial tax law. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

The tax treatment as a result of the exchange of an Eligible Option for a Replacement Option is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of Eligible Options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises.

It is likely that the CCRA will treat the exchange as described in (iii) above. However, it is also possible that the CCRA will treat the exchange as described in (i) above, a continuation of the Eligible Option with a reduction in the exercise price. In the latter case, assuming that the amendments to the Income Tax Act released on December 20, 2002 become law in the form proposed, the exchange would be tax free and you also would continue to be able to claim the one-half exemption in computing the taxable income at exercise of the Replacement Option and the C$100,000 annual tax deferral (as discussed below) with regard to the Replacement Option. If the proposed amendments do not become law (although this appears unlikely) and the CCRA views the exchange as a repricing of the existing option, even though tax neutral at the time (as described in (i) above), you could lose the benefit of the one-half exemption and the C$100,000 tax deferral upon the exercise of the Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise the Replacement Option, you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income. Only one-half of this “gain” is subject to tax provided the CCRA does treat the exchange as described in (iii) above or if it treats the exchange as described in (i) above and the proposed amendment does take effect as written. This amount (i.e., one-half of the gain) will be subject to tax at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. To be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may defer only the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Please note that if the CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above) and the proposed amendment does not take effect, the one-half exemption and the deferral will not be available under current law.

You will be subject to social insurance contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual contribution ceiling.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value of the shares on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Skyworks Solutions, Inc. which you acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In addition, in order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be provided to you prior to the last day of February in the year following the year in which you exercise the Replacement Option.

Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant, exercise of the Replacement Option or the sale of shares. You will be responsible for paying any and all taxes due. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Securities Information

You are permitted to sell shares acquired upon exercise of the Replacement Option through the designated broker appointed by Skyworks Solutions, Inc. provided the resale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.

Stock Option Exchange Program: A Guide to Issues in China

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option and Sale of Shares

Due to legal restrictions in China, you must use the cashless-sell all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the exercise price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

Your employer may be required to withhold and report for income tax and social insurance purposes when you exercise your Replacement Option, although this result is not certain. If your employer has a withholding obligation, you will be responsible for paying any difference between the actual tax liability and the amount withheld. If your employer does not have a withholding obligation, it will be your responsibility to pay any applicable taxes due at the time of exercise of your Replacement Option.

Legal Restrictions

Due to legal restrictions in China, you must use the cashless-sell all method of exercise.

Stock Option Exchange Program: A Guide to Issues in Denmark

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Denmark. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You likely will be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option because it will be considered a disposal of the Eligible Option. The taxable amount will be the value of the Replacement Option less the amount you paid for the Eligible Option (which will be zero). The value of the Replacement Option will be calculated in accordance with the Black-Scholes formula. One of the variables in this formula is the exercise price of your Replacement Option. Accordingly, this valuation cannot be made until the day of the new grant. Please consult your tax advisor to determine the taxable amount in your specific situation.

Grant of Replacement Option

Generally, you will not be subject to tax when the Replacement Option is granted to you. However, you likely will be taxed with respect to the taxable value of the disposal of your Eligible Option when the Replacement Option is granted, as described above.

Exercise of Replacement Option

When you exercise the Replacement Option, you may be subject to tax, depending on whether the Replacement Option falls within Section 28 of the Tax Assessment Act. Please consult your tax advisor to determine whether you will be subject to tax at the time of exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. If you hold the shares for fewer than three years form the date of acquisition, your gain will be taxed as investment income. Losses may be deducted from gains on shares held for fewer than three years.

If you hold the shares for three years or more from the date of acquisition, the gain is tax-free, provided the fair market value of your total portfolio of quoted shares for the three years preceding the sale has not exceeded a specified amount, which is set at DKK129,500 (or DKK258,900 for married couples) for 2003. If the threshold is exceeded, the gain is taxed as share income. Share income which does not exceed DKK41,100 per year (or DKK82,200 for married couples) for 2003 is taxed at a rate of 28%; share income exceeding the threshold is taxed at a rate of 43%. Losses may be deducted from gains on quoted shares held for three years or more.

Please consult your tax advisor regarding the amount subject to tax.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions as a result of the option exchange, the grant or exercise of the Replacement Option or the sale of shares. However, your employer is required to report the taxable amount at the time of the exchange, and possibly, the subsequent exercise of the option, to the Danish tax administration. Your employer will provide you with the reported amount. It is your responsibility to pay any taxes (including social insurance contributions) resulting from the option exchange, the grant and exercise of the Replacement Option or the sale of shares.

Exchange Control Information

If you make or receive payments in excess of DKK250,000 (a per transaction limit), the transaction should be reported to the Danish National Bank. If you instruct a local bank to transfer an amount in excess of DKK250,000 to a foreign recipient, the local bank will request that you inform it of the reason for the transfer; it will then submit the relevant information to the Danish National Bank on your behalf. If you transfer in excess of DKK250,000 to a local bank (e.g., as a result of the sale of shares), the local bank similarly will request certain information regarding the transaction from you; it will then submit the relevant information to the Danish National Bank on your behalf. Therefore, in most circumstances, the local bank involved in the transaction will satisfy the reporting obligation.

If you establish a “safety-deposit account” (i.e., an account holding shares) or a “deposit account” (i.e., an account holding cash) abroad, you must report the account to the Danish National Bank. The form which should be used in this respect can be obtained from your local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

Securities/Tax Information

You may hold shares acquired through the exercise of the Replacement Option in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of Form V can be found at the following website: www.erhverv.toldskat.dk/blanketter/49023.pdf.

In addition, if you open a brokerage account (or a bank account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Form K (Erklaering K) with the Danish Tax Administration. Both you and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website:

www.erhverv.toldskat.dk/blanketter/49021.pdf.

If you use the cashless-sell all method of exercise, you are not required to file a Form V because you will not hold any shares. However if you open a deposit account with a foreign broker or bank to hold the cash proceeds, you are required to file a Form K as described above.

Stock Option Exchange Program: A Guide to Issues in Finland

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Finland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you likely will be subject to income tax at your marginal rate on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, you will be subject to social insurance contributions on the same amount.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the shares and other costs in connection with the gain; or (2) 20% of the sale proceeds (50% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to claim a capital loss for this difference.

Wealth Tax

You may be subject to wealth tax on your Replacement Option, if the amount of your wealth exceeds €185,000. The value of the Replacement Option is calculated as the value of the underlying shares on the last day of the year minus the exercise price. This amount is multiplied by 70% to determine the amount includable in your wealth calculation.

Withholding and Reporting

Your employer is required to report and withhold income tax and social insurance contributions at exercise. You must report the exercise of the Replacement Option and the sale of shares on your tax return. You will be responsible for paying any difference between the actual tax and the amount withheld.

Stock Option Exchange Program: A Guide to Issues in France

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

Your Replacement Option is intended to be a French-qualified option. Provided the requirements for French-qualified options are complied with (see Terms of New Grant section below), you will not be subject to tax on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price when you exercise the Replacement Option.

However, to the extent that the exercise price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the grant date of the Replacement Option, this “excess discount” will be treated as an additional taxable salary at the time of exercise. This income will be taxed at progressive rates up to 49.58% (for 2003). This amount is also subject to social tax, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares

If you sell the shares purchased upon exercise after the expiration of the applicable holding period in effect under French law (currently set at four years from the grant date) and the spread is less than or equal to €152,500, you will be taxed at a rate of 40% (30%, plus 10% additional social tax) on the spread.

If you sell the shares after the expiration of the four-year holding period (or the minimum holding period required under French law, if different) but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 40% and the portion of the spread above €152,500 would be taxed at 50% (40%, plus 10% social tax).

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option and after the expiration of the four-year or other minimum holding period to sell your shares. In this case and provided the spread is less than or equal to €152,500, you will be taxed at the rate of 26% (16%, plus 10% social tax). If you sell the shares two years after the exercise of your option and after the expiration of the four-year or other minimum holding period but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at the rate of 26% and the portion of the spread above €152,500 is taxed at the rate of 40%.

In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% social tax).

The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (€15,000 for 2003).

If the sale proceeds are less than the fair market value of the shares on the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kind of income.

Reporting

Your employer must send to you, no later than 15 February of the year following the year of exercise of the Replacement Option, an individual statement providing the following information:

o	its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;
o	the date on which the Replacement Option was granted and the date of exercise of the Replacement Option;
o	the number of shares acquired upon exercise and the exercise price; and
o	the excess discount, if any, at the time of grant based on the restriction for French-qualified options.

At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.

To benefit from the favorable tax regime (i.e., the favorable income tax and social tax treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).

Upon the sale of the shares (and provided that the four-year holding period or other minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the shares were sold.

Exchange Control Information

You may hold shares purchased upon exercise of the Replacement Option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Terms of New Grant

The Replacement Option is intended to be a French-qualified option. As such, certain requirements must be met. Please note that, if your Eligible Option is a French-qualified option, you will not be able to carry over the partially expired holding period. In other words, even if part of the holding period for your Eligible Option has passed, the mandatory four-year holding period (or other minimum holding period required under French law) for French-qualified options must start over upon the date of grant of the Replacement Option. In addition, the following terms will apply to your Replacement Option grant:

o	Termination Due to Death: If you die holding Replacement Options, the options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the options.

o	Vesting Period: The Replacement Option will vest as to two-third (2/3) of the shares subject to the option on the first anniversary of the Replacement Grant Date, and as to the remaining one-third (1/3) of the shares subject to the Replacement Option six months thereafter, so that your options will be fully vested 18 months after the Replacement Grant Date.

o	Holding Period: You will not be permitted to sell any shares acquired through exercise of your Replacement Option until the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options is satisfied. Currently, this period is four years from the grant date. Therefore, you will be restricted for three years from selling any shares you may acquire when the Replacement Option first starts to vest (i.e., one year after the Replacement Grant Date). A restrictive legend may be printed on any shares issued to you to ensure this holding period is complied with.

o	Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Therefore, the Replacement Grant Date may be different than your colleagues’ Replacement Grant Date outside of France to comply with this requirement.

o	Exercise Price: The exercise price of your Replacement Options will be determined in accordance with the following rules. The exercise price will be the greater of: (i) the Fair Market Value of the underlying shares on the grant date; and (ii) 80% of the average quotation price of the shares during the 20 trading days preceding the grant date.

o	Term: The term of your Replacement Option will be nine years and six months from the Replacement Grant Date.

Please note that these terms are necessary in order to qualify for favorable tax and social insurance treatment in France.

Special Disclosure for Converted Conexant Options

How do I know if the information in this subsection is relevant to me?

The information in this subsection is relevant to you if you hold Eligible Options which were previously French-qualified options over Conexant stock and which have been converted into options over Skyworks stock in the spin-off/merger transaction in 2002. During this transaction, the outstanding Conexant options were converted into options over shares of Washington Sub which was spun-off from Conexant. In the subsequent merger of Washington Sub with Skyworks, Skyworks assumed the options which were converted into options over our stock.

What is the current status of these options?

These options may have been disqualified in the spin-off/merger transaction and may, therefore, no longer be subject to the beneficial income tax and social tax treatment available for French-qualified options. Conexant has applied for a tax ruling with the French tax authorities to clarify the status of the options, but to date, Conexant has not received this ruling and it is uncertain if the ruling will be obtained before the expiration of the offer period. Until Conexant obtains a tax ruling clarifying the status of the options, the status of these options will remain uncertain.

What are the possible outcomes of the tax ruling? Basically, there are three possible outcomes of the tax ruling:

1.

The tax authorities could determine that the options will have retained their French-qualified status and that you receive full credit for the holding period which has expired since the options have initially been granted to you by Conexant. In this case, provided you hold or have held the shares acquired upon exercise of the options for four years from the date of grant, you may take advantage of the favorable tax treatment available for French-qualified options when you exercise the options and sell the shares.

2.

The tax authorities could determine that the options are disqualified. In this case, regardless of whether the four-year holding period has expired, you will be subject to income and social tax at your normal rate when you exercise the option and subject to capital gains tax when you sell the shares. You will not be able to take advantage of the favorable tax treatment available for French-qualified options.

3.

The tax authorities could determine that the options have retained their French-qualified status but that the four-year holding period starts to run again from the date of the spin-off/merger transaction. In this case, provided you hold the shares acquired upon exercise of the options for four years from the date of the spin-off/merger, you may take advantage of the favorable tax treatment available for French-qualified options when you exercise the options and sell the shares.

What happens if any of the options are Eligible Options and I decide to exchange them for Replacement Options?
Regardless of the outcome of the tax ruling, if you tender your Eligible Options, they will be cancelled and you will be granted Replacement Options which are intended to qualify as French-qualified options. The mandatory four-year holding period for French-qualified options will start to run again from the Replacement Grant Date.

Please consider these issues carefully before you tender any Eligible Options for cancellation.

Stock Option Exchange Program: A Guide to Issues in Germany

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax at your normal marginal rate on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares acquired upon exercise, provided you own the shares for at least 12 months from the date of acquisition, do not own 1% or more of Skyworks’ stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee).

If you are subject to tax upon sale because one or several of the above conditions are not met, you will be subject to tax on one-half of the gain (calculated as the sale proceeds less the fair market value of the shares at exercise), less one-half of the sales related expenses. Furthermore, you will be subject to tax only if your total gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the Replacement Option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your holding annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Skyworks.

Stock Option Exchange Program: A Guide to Issues in Hong Kong

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due on this amount.

Sale of Shares

You will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the Replacement Option or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

Securities Information

This offer to exchange options is not a public offer and is available only to eligible employees of Skyworks or its affiliates holding Eligible Options.

Stock Option Exchange Program: A Guide to Issues in the Republic of Ireland

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Ireland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price at the higher marginal income tax rate in effect for the year of exercise (42% for 2003 tax year). You must account for this income tax within 30 days of exercise along with the prescribed tax return. To the extent your personal income tax rate is lower than the higher income tax rate, you may make an application for the tax to be levied at your personal income tax rate.

No social insurance contributions will be due on the spread at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell your shares. The taxable amount will be calculated as the sale price less the fair market value of the shares at exercise and broker’s fees. This amount is subject to capital gains tax to the extent it exceeds your annual exemption amount.

Withholding and Reporting

Your employer is not required to withhold income tax; however, your employer will report the details of the Replacement Option to the Revenue Commissioners at the date it is granted and when it is exercised. You must report and pay any taxes due as a result of the exercise of the Replacement Option and sale of the shares.

Securities Information

The Replacement Option will be granted to you in a private transaction and the shares which may be purchased on exercise are also offered in a private transaction. This is not an offer to the public.

Additional Reporting Requirements

If you are a director, shadow director or secretary of an Irish subsidiary of Skyworks, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when you receive an interest (e.g., options, shares) in Skyworks and the number and class of shares or rights to which the interest relates. In addition, you must notify the Irish subsidiary when you sell shares acquired through exercise of the Replacement Options and/or dispose of the Eligible Options (i.e., the cancellation of the Eligible Options). You must notify the Irish subsidiary of the acquisition or disposal of an interest in shares as described above within five days following the day of acquisition or disposal of the interest. These notification requirements also applies to any rights or shares acquired by your spouse or child(ren) (under the age of 18).

Stock Option Exchange Program: A Guide to Issues in Japan

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to income tax as a result of the exchange of an Eligible Option for a Replacement Option, although this result is not certain.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the spread at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer will likely not be required to withhold income tax when you exercise your option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the grant and exercise of the Replacement Option and the sale of shares.

Exchange Control Information

If you intend to acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Stock Option Exchange Program: A Guide to Issues in Korea

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. The spread will be taxed at the rate applicable to salary income. In addition, social insurance contributions will be due on the spread (to the extent you have not exceeded your applicable contribution ceiling).

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount, which is currently KRW2,500,000 per asset type. Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax.

The securities transaction tax will not apply to the disposition of shares acquired upon exercise of the Replacement Option.

Withholding and Reporting

Your employer likely will not be required to withhold income tax and social insurance contributions when you exercise the Replacement Option. It will be your responsibility to file a personal tax return and to report and pay any income tax due upon the exercise of the Replacement Option and the sale of the shares.

Exchange Control Information

When you exercise the Replacement Option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank: (i) the stock option award letter; (ii) the plan document; (iii) the notice of stock option grant indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

Stock Option Exchange Program: A Guide to Issues in Mexico

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Mexico. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

When you exercise the Replacement Option, you will not be subject to income tax or social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the exercise price (with an adjustment for inflation at applicable rates, plus any brokerage fees paid to sell the stock).

Withholding and Reporting

Your employer is not required to report or withhold income tax or social insurance contributions with respect to your participation in the option exchange program, the grant and exercise of the Replacement Option and the sale of shares. You will be responsible for reporting and paying any tax liability due with respect to the exchange, grant or exercise of the Replacement Option and the sale of shares.

Stock Option Exchange Program: A Guide to Issues in Singapore

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of an Eligible Option for the right to a Replacement Option because the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the Replacement Options when you exercise them. However, this result is not certain.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

Assuming you are not taxed when the Eligible Options are cancelled, when you exercise the Replacement Option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You likely will not be subject to Central Provident Fund contributions.

Sale of Shares

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of Replacement Options, exercise of Replacement Options or upon the sale of shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you should consult with your tax advisor.

Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This will include the value of the shares which you acquire pursuant to exercise. Your employer will provide this Form IR8A to you. It is then your responsibility to report and pay all applicable taxes due.

Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of Skyworks, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Skyworks or any related companies. Please contact Skyworks to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Skyworks or any related company (including when you sell shares acquired under the exchange program) or if you participate in the Offer. These notifications must be made within two days of acquiring or disposing of any interest in Skyworks or any related company. In addition, a notification must be made of your interests in Skyworks or any related company within two days of becoming a director.

Stock Option Exchange Program: A Guide to Issues in Taiwan

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an Eligible Option for a Replacement Option.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

You will not be subject to tax when you exercise your Replacement Option.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions as a result of the exchange, new grant or exercise of the Replacement Option or the sale of shares. It is your responsibility to report and pay applicable taxes, if any.

Stock Option Exchange Program: A Guide to Issues in the United Kingdom

The following is a summary of the tax consequences of the cancellation of Eligible Options in exchange for the grant of Replacement Options for individuals who are resident, ordinarily resident and domiciled (broadly, permanently resident) for tax purposes in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an Eligible Option for a Replacement Option.

Nature and Terms of Replacement Option

Regardless of the plan under which the Eligible Option has been granted, the Replacement Options will be granted only under the 1999 Employee Long-Term Incentive Plan.

The Replacement Options will be granted as UK Inland Revenue approved options (as described more fully below) to the extent permissible under UK tax law (i.e., each employee can receive a maximum of £30,000 worth of UK approved options) and provided we receive Inland Revenue approval for our UK sub-plan to the 1999 Employee Long-Term Incentive Plan (the “UK Sub-Plan”) before the Replacement Options are granted to you. Otherwise, the Replacement Options will be non-UK approved options.

If you are granted a UK approved option, your Replacement Options will be governed by the terms and conditions stated in the UK Sub-Plan and your Notice of Stock Option Grant. If you are granted a UK approved option, you may not be allowed to exercise any portion of the Replacement Option until three years from the Replacement Grant Date. An exemption from the three-year exercisability restriction may apply if you exercise your option within a period of up to six months following a termination of employment due to injury, disability, redundancy or retirement before the expiration of the three-year period (so called “Good Leaver” reasons).

In addition, regardless of whether the Replacement Options are UK approved options or non-UK approved options Skyworks may require you (to the extent permissible under UK tax law) to execute a Joint Election (if you have not done so already) whereby you agree to be responsible for your employer’s portion of National Insurance Contributions (“NICs”) on the spread (i.e., the difference between the fair market value of the shares at exercise and the exercise price) at exercise. If you do not execute a Joint Election prior to exercise, Skyworks may refuse to allow you to exercise your Replacement Options.

Grant of Replacement Option

You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

The tax consequences of exercising the Replacement Option will depend upon whether the Replacement Option is UK approved or non-UK approved.

UK Approved.     If you are granted a UK approved option and you do not exercise within three years of grant except for Good Leaver reasons, you will not be subject to income tax or NICs at exercise provided your exercise complies with the terms of the UK Sub-Plan and your Notice of Stock Option Grant. If, however, Skyworks should decide not to restrict exercisability of the Replacement Option for three years from the Replacement Grant Date and you exercise the Replacement Option within three years of the Replacement Grant Date (and not within six months of a termination of employment due to Good Leaver reasons, or such shorter period as may be set forth in your Notice of Stock Option Grant), you will be subject to income tax and NICs (at the rates set out in the NICs section below) on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

If you are subject to NICs at exercise, you may be responsible for both the employee and employer portions (depending on whether Inland Revenue allows the responsibility for the employer’s portion of NICs to be passed through to you and whether your employer elects to do so).

Non-UK Approved.     If you are granted a non-UK approved option, you will be subject to tax and NICs (at the rates set out in the NICs section below) when you exercise the Replacement Option. Income tax and NICs will be charged on the spread.

NICs.     With effect from 6 April 2003, employees’ NICs are payable at the rate of 11% on earnings up to the upper earnings limit set for employees’ NICs purposes, and at 1% on earnings (including the spread) in excess of the upper earnings limit. Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

In addition, you will be required to execute a Joint Election whereby you are responsible for the employer’s portion of NICs at exercise. With effect from 6 April 2003, the employer’s portion of NICs is charged at a rate of 12.8% on the spread realized at exercise of your option. This amount is deductible against your income tax liability due with respect to the exercise of your option.

If you were granted Eligible Options prior to 19 May 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your Replacement Option. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your Replacement Option.

Sale of Shares

When you sell your shares, you will be subject to capital gains tax. Your taxable gain will be calculated as the difference between: (i) the sale proceeds; and (ii) the exercise price paid for the shares plus the amount (if any) that was subject to tax at the time of exercise. You can also deduct any applicable costs of acquisition or disposal.

You may be able to benefit from taper relief to reduce your taxable gain. The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which mostly depends on whether you continue to be employed by a Skyworks group company) or non-business assets (which will be the case if you leave employment with the Skyworks group: non-business assets receive a much less generous rate of taper relief). All the capital gains from any tax year are added together and are subject to tax at your marginal income tax rate to the extent they exceed your capital gains tax annual exemption (£7,900 for 2003/2004).

Withholding and Reporting

Your employer is required to withhold and account for income tax and NICs through the Pay As You Earn system on the spread at exercise of non-UK approved options and with respect to UK approved options exercised within three years of the Replacement Grant Date other than within six months of a termination of employment due to Good Leaver reasons (or such shorter period as may be set forth in your Notice of Stock Option Grant).

Your employer will pay the income tax and NICs withheld to the UK Inland Revenue on your behalf. If your employer is unable to withhold some or all of the tax from your salary, you are required to reimburse your tax within 90 days of the date of option exercise. If you fail to pay your employer the income tax due on the spread within 90 days of the date of exercise of your Replacement Option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This benefit will give rise to a further income tax charge. As a result of the recent UK Government Budget, this deemed benefit tax charge will be extended to include NICs that are not reimbursed to the company within 90 days. This change is expected to become effective in July/August 2003.

In addition, your employer is required to report the details of the exchange of Eligible Options and any Replacement Option exercise on its annual UK Inland Revenue share schemes return.

You are also required to report the exercise of non-UK approved options (and exercises of UK approved options which do not qualify for tax relief) on your UK tax return.

Regardless of whether your Replacement Option is UK approved or non-UK approved, you are responsible for reporting your capital gains upon the sale of shares through your annual tax return and paying any tax before the self-assessment due date.

Disclosures by Directors

If you are a director or shadow director of a UK subsidiary of Skyworks, you may be subject to certain notification requirements under the Companies Act. You may have to notify the UK subsidiary in writing of your interest in Skyworks and the number and class of shares or rights to which the interest relates. You may also have to notify the UK subsidiary when you acquire shares upon exercise of the Replacement Option or sell shares acquired upon exercise of the Replacement Option. This disclosure requirement may also apply to any rights or shares acquired by your spouse or child(ren) (under the age of 18).

QUESTIONS AND ANSWERS

The references to Section numbers in these Questions and Answers are to Section numbers in the portion of the document entitled the Offer immediately preceding these Questions and Answers.

The Questions and Answers are grouped under the following categories:

I.	General Discussion of the Stock Option Exchange Program
II.	The Basics of the Stock Option Exchange Program
III.	Vesting, Exercise Price and Term of Replacement Options
IV.	How the Option Cancellation and Exchange Works
V.	How the Offer Impacts Future Option Grants
VI.	The Duration of the Offer
VII.	Tax Status of Replacement Options; Tax Considerations
VIII.	How to Elect to Exchange Your Eligible Options
IX.	Miscellaneous and More Information

I. GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1	What is the Stock Option Exchange Program?

A1	Our Stock Option Exchange Program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees (other than Executive Officers) to tender to the Company all stock options that have an exercise price that is equal to or greater than $13.00 per share (Eligible Options) and, if accepted by the Company, exchange them for replacement options covering varying numbers of shares depending on the exercise price of the Eligible Options exchanged (Replacement Options). (See Section 8 of the Offer)

If the Company accepts the Eligible Options tendered by employees, Replacement Options will be granted on January 2, 2004, or a later date if we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond July 1, 2003 (Replacement Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale).

We are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in the Offer is voluntary; you may either keep your current Eligible Options at their current exercise price or tender your Eligible Options to the Company in exchange for the right to receive Replacement Options.

Q2	Why is the Stock Option Exchange Program being offered?

A2	We are offering the Stock Option Exchange Program because of the decline in the price of our common stock over the last few years. As you are aware, we designed our stock option program to be a valuable benefit to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock covered by your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. On a per share basis, the built-in gain would be equal to the difference in the value of the common stock on the day you exercise your option and the exercise price of your option.

In light of the decline in the price of our common stock over the last few years, we recognize that the exercise prices of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on Nasdaq, which has reduced the potential value of your options and our stock option program to you. (See Section 2 of the Offer)

Q3	Is this a repricing?

A3	No. This is not a stock option repricing. Under stock option repricing, an employee’s current options are immediately repriced.

Q4	Why don’t you just reprice my options, as I have seen done at other companies?

A4	In 1998, the Financial Accounting Standards Board adopted unfavorable accounting treatment for companies that reprice options. If we were to simply reprice options, we would have to take a charge against earnings on future appreciation of the repriced options. In addition, our 1999 Plan does not allow repricing without stockholder approval.

Q5	Why can’t I just be granted additional options?

A5	We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the large number of options that we currently have outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share.

Q6	What options may I exchange as part of this program?

A6	As described more fully below, we are offering employees the opportunity to tender to the Company, for exchange, certain stock options that are currently outstanding under the Skyworks 1999 Employee Long-Term Incentive Plan, as amended and restated, the Skyworks 1996 Long-Term Incentive Plan, as amended and restated, and the Washington Sub, Inc. 2002 Stock Option Plan, including Sub-Plan A (Conexant Systems, Inc. 1998 Stock Option Plan), Sub-Plan B (Conexant Systems, Inc. 1999 Long-Term Incentives Plan; Conexant Systems, Inc. 2000 Non-Qualified Stock Plan; Conexant Systems, Inc. Directors Stock Plan; and Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan) and Sub-Plan J (Philsar Semiconductor Inc. Stock Option Plan). (Company Option Plans). (See Section 1 of the Offer)

Any option with an exercise price equal to or greater than $13.00 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be July 1, 2003, or a later date if we extend the Offer, will be eligible to be tendered for exchange.

If you attempt to tender an option having an exercise price of less than $13.00 per share (other than options that you must exchange pursuant to the next sentence), that option will not be an Eligible Option and any attempt you may have made to exchange that option will not be accepted by us. If you tender for exchange an option with an exercise price equal to or greater than $13.00 per share, then you must also agree to exchange all of your options that were granted in the six (6) month period immediately preceding the Offer Date — even if the exercise price of any of those options is less than $13.00 per share. For example, based on an Offer Date of June 2, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after December 2, 2002 — even if the exercise price of any of those options is less than $13.00 per share. The options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

Q7	What options must I exchange as part of this program?

A7	You do not have to tender any options as part of this program. However, if you decide to participate in the Offer and tender any Eligible Options for exchange, you must agree to exchange all options granted to you within the six (6) month period immediately preceding the Offer Date, even if the exercise price of those options is less than $13.00.

Q8	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Stock Option Exchange Program?

A8	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan, 401(k) plan or other employee plans are eligible to participate in the Stock Option Exchange Program.

Q9	Are there conditions to the Offer?

A9	Yes. In addition to the condition described in Q&A 7 above, the Offer is subject to a number of other conditions, including the conditions described in Section 6 of the Offer to Exchange document, which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of options being tendered for exchange. (See Section 6 of the Offer)

Q10	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A10	You must be one of our employees, other than an Executive Officer, or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed by us or one of our subsidiaries through the Replacement Grant Date. (See Section 5 of the Offer)

If you are not an employee, or if you are an Executive Officer, on the Expiration Date, you will not be eligible to tender any Eligible Options for exchange and any election you may have made will not be accepted by us. If your employment with us or one of our subsidiaries terminates for any reason prior to the Expiration Date, any options you tendered for exchange prior to such termination will automatically be withdrawn from the Offer and will not be accepted for exchange. We will return those options to you and you may exercise those options in accordance with their terms (to the extent they are vested), but you will not receive any Replacement Options. You are also ineligible to participate in the Offer if, prior to the Expiration Date, you resign or give notice of intention to cease employment with Skyworks or one of its subsidiaries, or if you receive a notice of termination of your employment for any reason. For purposes of the Offer, we will treat you as having received a notice of termination if, at any time before the Expiration Date, (a) you receive written notice of termination of your employment with us or any of our subsidiaries for any reason or (b) in accordance with local laws, you file or agree in writing to file a petition in labor court, or you enter into an agreement to end your employment relationship with us or one of our subsidiaries.

Also, if you do not remain an employee of ours through the Replacement Grant Date and your Eligible Options were cancelled under the Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

Q11	Are all employees and members of our Board of Directors eligible to participate in the Offer?

A11	No. Our Executive Officers and members of our Board of Directors are not eligible to participate in the Offer. All of our other employees, and all other employees of our subsidiaries, holding Eligible Options are eligible to participate.

If you are on a personal leave of absence that, as of the Expiration Date, is no more than 90 days, or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave of absence of any duration, you are eligible to participate in the Offer. If you are on a leave of absence but do not fall into any of these categories, you are not eligible to participate in the Offer.

Q12	Are employees located outside the United States eligible to participate?

A12	Subject to the limitations described in Q&A 11 above, all current employees, including employees outside the United States, holding Eligible Options may participate in the Offer. Special considerations or conditions may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. Included with the Offer are short summaries of some of the consequences with respect to some of the countries where our non-U.S. employees are located (see Schedule B attached to these materials). We have included summaries for employees in those countries in which the Offer has certain legal consequences and/or in which the Replacement Options will be subject to different terms and conditions than the options that will be cancelled and exchanged in the United States. If you are an employee located outside the United States, you should review these summaries. We also recommend that you consult your individual tax, legal and investment advisors.

Q13	If I am placed on salary continuation as a result of a reduction in force or other action prior to the Expiration Date, am I eligible to participate in the Offer?

A13	No. Persons on salary continuation are not employees. Therefore, if prior to the Expiration Date you are placed on salary continuation as a result of a reduction in force or other action, you are not eligible to participate in the Offer even if your salary continuation extends through the Expiration Date.

Q14	Are the terms and conditions of the Offer the same for everyone?

A14	No. The terms and conditions are not the same for everyone. Replacement Options granted to employees of our subsidiaries in certain foreign jurisdictions may be subject to different terms and conditions than those granted to persons employed in the United States. If you are an employee who is located outside of the United States, please see Schedule B for more details.

Q15	How should I decide whether or not to participate?

A15	We understand that this will be a challenging decision for everyone. The program does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of Nasdaq, our own stock price and our business. You are encouraged to discuss this decision with your advisors. Neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your Eligible Options for exchange, nor have we authorized any person to make any recommendation on our behalf as to whether or not you should tender your Eligible Options pursuant to the Offer.

II. THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q16	How does the Offer work?

A16	On or before the Expiration Date, you may decide to tender any of your Eligible Options to the Company for exchange. If the Company accepts the Eligible Options tendered by employees, those Eligible Options will be cancelled and exchanged for Replacement Options to be granted on the Replacement Grant Date. If you elect to tender any of your Eligible Options, you must agree to exchange all options granted to you during the six (6) month period immediately preceding the Offer Date, even if the exercise price of such options is less than $13.00 per share. For example, based on an Offer Date of June 2, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after December 2, 2002— even if the exercise price of any of those options is less than $13.00 per share. Eligible Options that you elect to tender for exchange, if accepted by the Company, will be replaced by Replacement Options covering varying numbers of shares depending on the exercise price of the Eligible Options you exchange. Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options. (See Section 8 of the Offer) Also, the number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Grant Date.

Q17	What if my Eligible Options are not currently vested? Can I exchange them?

A17	Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer.

Q18	If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A18	If you have more than one Eligible Option, then you may tender any or all of them for exchange. However, you cannot tender part of any particular Eligible Option and keep the balance; you must tender all unexercised options that are subject to each particular Eligible Option. In all cases, if you tender any of your Eligible Options, you must agree to exchange all options granted to you during the six (6) month period immediately preceding the Offer Date, even if the exercise price of such options is less than $13.00 per share. Based on an Offer Date of June 2, 2003, all options granted to you on or after December 2, 2002 must be exchanged if you exchange any of your Eligible Options. (See Section 1 of the Offer)

Example: For purposes of illustration only, assume that (1) you were granted an Eligible Option for 1,000 shares on November 15, 2002; (2) you were granted an Eligible Option for 500 shares on January 4, 2001; and (3) on January 4, 2003 you were granted an option for 737 shares at an exercise price of $6.50 per share.

Using the assumptions listed above, you could elect to tender the November 2002 option or the January 2001 option, or both. However, if you elected to tender the November 2002 option, you could not tender 300 shares and keep 700, but rather would be required to tender all 1,000 shares. Also, if you elect to tender one or both of your Eligible Options, you must also agree to exchange the option you were granted on January 4, 2003, even though the exercise price of that option is less than $13.00 per share.

Q19	Why must I surrender options granted in the last several months (which have a fairly low exercise price) if I elect to exchange Eligible Options?

A19	If we allowed you to keep options that were granted within the six (6) month period immediately preceding the Offer Date, we could be required under applicable accounting rules to recognize significant charges in our financial statements, which could reduce our reported earnings for each fiscal quarter that the recently granted options remained outstanding.

Q20	Some of my options originally were divided into separate incentive stock options and nonqualified stock options because a combined grant would have exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I treat these options separately under the Offer? (This question is relevant only for employees who are located in the United States.)

A20	Yes. Each option that is identified by a distinct Skyworks option grant number can be treated separately for purposes of the Offer. You should note that all Replacement Options will be nonqualified stock options, even if issued in exchange for incentive stock options.

Q21	When will I receive my Replacement Options?

A21	You will be granted your Replacement Options on the Replacement Grant Date, which is expected to be January 2, 2004, or a later date if we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond July 1, 2003. We expect to distribute the Replacement Option letters within approximately four to six weeks following the Replacement Grant Date. (See Section 5 of the Offer)

Q22	Why won’t I receive my Replacement Options immediately after the Expiration Date of the Offer?

A22	In order to avoid adverse accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least six (6) months and one (1) day after the Expiration Date (which is currently expected to be July 1, 2003). Therefore, you will not receive your Replacement Options until the Replacement Grant Date (again, which is expected to be January 2, 2004, or a later date if we extend the Expiration Date or postpone the acceptance of Eligible Options beyond July 1, 2003). For the same reason, we do not anticipate making, prior to the Replacement Grant Date, any other option grants to employees whose Eligible Options were accepted for exchange. (See Section 5 of the Offer)

III. VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q23	How will my Replacement Options vest?

A23	Your Replacement Options will not have the same vesting schedule as those options you choose to exchange. For employees located in the United States, Replacement Options will vest in three (3) substantially equivalent increments over an eighteen (18) month period commencing on the Replacement Grant Date. Approximately one-third (1/3) of the shares covered by the Replacement Option will vest on the six (6) month anniversary of the Replacement Grant Date. Another one-third (1/3) of the shares will vest on the twelve (12) month anniversary of the Replacement Grant Date, and the final one-third (1/3) of such shares will vest on the eighteen (18) month anniversary of the Replacement Grant Date. Consequently, you should be aware that even if the options you exchange are already vested, the Replacement Options you receive in exchange will not be vested immediately, but will still vest in 3 equivalent increments over an eighteen (18) month period commencing on the Replacement Grant Date.

The Replacement Options granted to employees in certain foreign jurisdictions may be subject to a different vesting schedule. If you are an employee who is employed outside the United States, please see Schedule B for more details. (See Section 5 of the Offer)

Q24	Will I be entitled to vesting “credit” during the period beginning on the Expiration Date and ending on the Replacement Grant Date?

A24	No. The vesting of Replacement Options will commence on the Replacement Grant Date.

Q25	What if my employment is terminated between the Expiration Date and the Replacement Grant Date?

A25	If you elect to tender Eligible Options, your election will be irrevocable after 5:00 P.M. Eastern Daylight Saving Time on the Expiration Date, which is currently expected to be July 1, 2003. Therefore, if your Eligible Options are accepted by the Company, and your employment with us or one of our subsidiaries terminates, whether voluntarily, involuntarily, or for any other reason (including death), before your Replacement Option is granted, you will not receive any Replacement Option or have a right to any stock options that were previously cancelled. THEREFORE, IF YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTIONS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTIONS. (See Sections 1 and 8 of the Offer)

Please note that Conexant, Mindspeed Technologies, Jazz Semiconductor and Pictos Technologies, Inc. are not our subsidiaries. As a result, even if you subsequently are employed by one of those companies, or any other Conexant spin-off (other than Skyworks), your employment status with Skyworks will have been terminated, and these provisions regarding termination will continue to apply.

Q26	If I am placed on salary continuation between the Expiration Date and the Replacement Grant Date, am I eligible to receive Replacement Options?

A26	No. Persons on salary continuation are not employees. Therefore, if prior to the Replacement Grant Date you are placed on salary continuation as a result of a reduction in force or other action, you are not eligible to receive Replacement Options even if your salary continuation extends through the Replacement Grant Date. Also, you will not have any rights to stock options that were previously cancelled.

Q27	What if my employment is terminated after the Replacement Grant Date?

A27	If your employment is terminated on or after the Replacement Grant Date, the treatment of any Replacement Grant Options you receive will be determined based on the 18-month vesting schedule described above and the termination provisions contained in the Replacement Grant Plans and related forms of option agreements.

Q28	Will I have to wait longer to exercise my Replacement Options or sell common stock under my Replacement Options than I would under the Eligible Options that I exchange?

A28	Possibly. As outlined in Q&A 23, the Replacement Options will vest in three (3) substantially equivalent increments over an eighteen (18) month period commencing on the Replacement Grant Date. Therefore, if you have any options that are already vested, or that otherwise would vest sooner than pursuant to the three (3) increments of the 18-month period commencing on the Replacement Grant Date, you will have to wait longer to exercise those Replacement Options. Additionally, if you are an employee located outside the United States, you may also have to wait to exercise your Replacement Options or sell shares of common stock subject to the Replacement Options. Finally, if the Replacement Grant Date remains at January 2, 2004, Replacement Options will vest during quarterly blackout periods. Accordingly, employees who are subject to our trading window restrictions will have to wait until after the applicable quarterly blackout period is over to sell any portion of the shares of common stock subject to the Replacement Options.

Employees who are subject to our quarterly blackout period are those employees of the Company who are at the level of Director, Sr. Director, Vice President, Sr. Vice President, or President. If you have questions about our trading restrictions, you should contact Daniel Yannuzzi or Robert Terry at (949) 231-3000, or obtain a copy of the policy on Skylink at http://skylink/dept/legal/security_stock/ins_trad_memo.asp.

Q29	What is the exercise price for the Replacement Options?

A29	The exercise price of your Replacement Options will be the Fair Market Value of our common stock on the Replacement Grant Date, which is expected to be January 2, 2004, or a later date if we extend the Expiration Date (or postpone the acceptance of Eligible Options) beyond July 1, 2003. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day after such date on which there is a reported sale). We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options you exchanged. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and tender your Eligible Options. (See Section 8 of the Offer)

Q30	How long is the option term of the Replacement Options?

A30	Replacement Options granted under the Replacement Grant Plans will have a term of ten years, beginning on the Replacement Grant Date. (See Section 8 of the Offer)

Q31	What if my employment is terminated after the date that my Eligible Options are cancelled?

A31	If your employment with us is terminated (for any reason, including death) after the Expiration Date and before the Replacement Grant Date, you will forfeit the Eligible Options that were cancelled as well as any options granted in the six (6) month period immediately preceding the Offer Date that are cancelled because of your election to exchange Eligible Options. In addition, you will not receive any Replacement Options. (See Sections 1 and 8 of the Offer)

Please note that Conexant, Mindspeed Technologies, Jazz Semiconductor and Pictos Technologies, Inc. are not our subsidiaries. As a result, even if you subsequently are employed by one of those companies, or any other Conexant spin-off (other than Skyworks), your employment status with Skyworks will have been terminated, and these provisions regarding termination will continue to apply.

IV. HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q32	If I exchange my Eligible Options, how many shares will I receive under my Replacement Options?

A32	If accepted by the Company, Eligible Options that you elect to tender for exchange will be replaced by Replacement Options covering varying numbers of shares depending on the exercise price of the Eligible Options you exchange. The following table describes the exchange ratios that will be used to determine the number of shares covered by a Replacement Option.

If the exercise an exchanged	price of option is:
greater than or equal to	and less than or equal to	The exchange ratio will be:1	In other words,
$13.00	$14.9999	1.0 to 1	the Replacement Option will cover 1 share for every 1 share covered by the exchanged option.
$15.00	$24.9999	1.5 to 1	the Replacement Option will cover 1 share for every 1.5 shares covered by the exchanged option.
$25.00	no limit	2.0 to 1	the Replacement Option will cover 1 share for every 2.0 shares covered by the exchanged option.

1	Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

Fractional numbers of shares will be rounded up to the nearest whole number. Also, the number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Grant Date. (See Sections 1 and 8 of the Offer)

Example: For purposes of illustration only, assume that (1) you elect to tender an Eligible Option for 1,000 shares at an exercise price of $13.33; (2) you elect to tender an Eligible Option for 500 shares at an exercise price of $26.25; and (3) on January 4, 2003 you were granted an option for 737 shares at an exercise price of $6.50 per share.

Using the assumptions listed above, all three of your options, if accepted by the Company, would be cancelled promptly after the Expiration Date. On the Replacement Grant Date, you would be granted a Replacement Option covering 1,987 shares (i.e., 1,000 shares would be replaced at a 1.0 to 1 Exchange Ratio; 500 shares would be replaced at a 2.0 to 1 Exchange Ratio; and 737 shares would be replaced by same number of Replacement Options).

Q33	I have more than one Eligible Option. Do I have to exchange all of them in order to participate?

A33	No. You may tender one or more of your Eligible Options for exchange, or none at all. However, if you elect to tender any of your Eligible Options, you must agree to exchange all options granted to you during the six (6) month period immediately preceding the Offer Date, even if the exercise price of such options is less than $13.00 per share. For example, based on an Offer Date of June 2, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after December 2, 2002 — even if the exercise price of any of those options is less than $13.00 per share. The Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer would be replaced by the same number of Replacement Options. If you elect not to tender any of your Eligible Options, then no options will be exchanged.(See Section 1 of the Offer)

Q34	Can I exchange a portion of an unexercised Eligible Option?

A34	No. If you elect to tender an Eligible Option, you must tender all unexercised options covered by that Eligible Option. (See Section 1 of the Offer)

Q35	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

A35	Yes. (See Section 1 of the Offer)

Q36	If I elect to exchange one or more of my Eligible Options as part of the Offer, are any other options affected?

A36	Yes. If you elect to tender any of your Eligible Options, you must agree to exchange all options granted to you during the six (6) month period immediately preceding the Offer Date, even if the exercise price of such options is less than $13.00 per share. For example, based on an Offer Date of June 2, 2003, to participate in the Offer, you must agree to exchange all of your options that were granted on or after December 2, 2002— even if the exercise price of any of those options is less than $13.00 per share. Options granted in the six (6) month period immediately preceding the Offer Date that are cancelled due to your participation in the Offer would be replaced by the same number of Replacement Options. (See Section 1 of the Offer)

Q37	Will the Company automatically accept my election to cancel Eligible Options for Exchange?

A37	No. Even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept the Eligible Options you tender for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept the Eligible Options you tender for exchange. We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn.

V. HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q38	Am I eligible to receive future grants if I participate in this exchange?

A38	Because of the accounting rule limitations, if you elect to exchange Eligible Options, you are not eligible to receive additional stock option grants until after the Replacement Grant Date.

Q39	Can you provide me with an example of how an offer to exchange will operate?

A39	Yes. Please note, however, that this example may not apply if you are an employee located outside the United States. Example: For purposes of illustration only, assume that (1) on November 15, 2002, you were granted an Eligible Option for 1,000 shares at an exercise price of $13.33; (2) on January 4, 2001, you were granted an Eligible Option for 500 shares at an exercise price of $26.25; and (3) on January 4, 2003 you were granted an option for 737 shares at an exercise price of $6.50.

Using the assumptions listed above, you could elect to tender one or both of your Eligible Options in their entirety (i.e., all 1,000 or 500 shares). (See Q&A 18) Also, if you elect to tender one or both of your Eligible Options, you must also agree to exchange the option you were granted on January 4, 2003, even though the exercise price of that option is less than $13.00 per share. Upon our acceptance of your valid election, we would cancel your original stock options granted on January 4, 2001, November 15, 2002 and January 4, 2003.

On the Replacement Grant Date, which would be on or after January 2, 2004, we would grant you a new option for 1,987 shares (i.e., 1,000 shares would be replaced at a 1.0 to 1 Exchange Ratio; 500 shares would be replaced at a 2.0 to 1 Exchange Ratio; and 737 shares would be replaced by same number of Replacement Options). This new option would have an exercise price equal to the Fair Market Value of our common stock on the Replacement Grant Date and vest in three (3) substantially equivalent increments over an eighteen (18) month period commencing on the Replacement Grant Date, with the first vesting date occurring on or about July 2, 2004.

VI. THE DURATION OF THE OFFER

Q40	How long will the Offer remain open?

A40	Presently, the Offer is scheduled to remain open until 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date, which is currently expected to be July 1, 2003. We currently have no plans to extend the Offer beyond July 1, 2003. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 9:00 a.m. Eastern Daylight Saving Time on the next business day following the scheduled or announced Expiration Date. (See Sections 3 and 13 of the Offer)

Q41	If the Offer is extended, how does the extension impact the date on which my Replacement Options will be granted?

A41	If we extend the Offer, the Replacement Grant Date will be extended to a day that is at least six (6) months and one (1) day after the extended Expiration Date. (See Section 13 of the Offer)

VII. TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

        This section of the Questions & Answers relates only to persons subject to U.S. Federal income taxes and does not cover any state, local or non-U.S. tax consequences. If you are an employee located outside the United States, please review the summaries in Schedule B and/or consult your personal tax advisor to determine the tax and social insurance contributions consequences of this exchange transaction.

Q42	Will my Replacement Options be incentive stock options or nonqualified stock options?

A42	The Replacement Options will be nonqualified stock options only. The Replacement Options will not be Incentive Stock Options, or ISO's.

Q43	In the U.S., what is the difference in tax treatment between nonqualified stock options and incentive stock options?

A43	When you exercise a nonqualified stock option, you will pay federal, state and local income taxes and FICA taxes on the excess of the fair market value of the common stock on the day of exercise over the exercise price of the nonqualified stock option. This amount will be reported as income on your W-2 for the year in which the exercise occurs. Withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised. (See Section 12 of the Offer)

Q44	Will I have to pay taxes if I exchange my Eligible Options in the Offer?

A44	We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. (See Section 12 of the Offer)

Q45	What are the tax implications for not participating in the Offer?

A45	We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, the Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. In order to minimize the risk that our Offer to you could be characterized as a modification of those Eligible Options that are incentive stock options, we have structured the Offer so that we retain the right to choose whether or not to accept the Eligible Options you tender for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept the Eligible Options you tender for exchange. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you will receive upon exercise. We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn. (See Sections 3 and 12 of the Offer)

VIII. HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q46	What do I need to do to exchange my Eligible Options?

A46	If you decide to participate in the Offer, you must fax, mail or hand deliver a signed and completed Election Form, in its entirety, to the Skyworks Stock Administration office before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date (currently July 1, 2003, unless we extend the Offer). Election Forms will be mailed to your home address or, if you are an employee located outside the United States, to your local Human Resources Manager for distribution. If you require another copy of the Election Form, please contact Stock Administration at (781) 376-3260 or stockadmin@skyworksinc.com.

Election Forms submitted via fax must be sent to one of the following numbers: (781) 376-3485, (781) 376-3484 or (781) 376-3370. You may use Skyworks’ fax machines for this purpose free of charge. Election Forms submitted via mail or hand delivery must be delivered to: Stock Administration, Skyworks Solutions, Inc., 20 Sylvan Road Woburn, Massachusetts, 01801. You may utilize regular U.S. Mail, an overnight courier service, Skyworks’ inter-office mail or any other similar method to mail your Election Form. However, in all cases you should allow sufficient time to ensure your Election Form is received before the deadline.

The method of delivery is at your sole election and risk, and your completed, signed Election Form must actually be received in the Skyworks Stock Administration office no later than 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date. THERE WILL BE NO EXCEPTIONS. Delivery will be deemed made only when actually received by us in accordance with the above-noted instructions. Depositing your Election Form in the mail or with a courier, or initiating but not completing a fax, before the deadline will not by itself be sufficient to constitute adequate delivery — your Election Form must physically reach our Stock Administration office before the deadline in order to be valid. If we do not receive a properly completed and duly signed Election Form from you before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date, we will not accept any of your Eligible Options for exchange and we will not grant any Replacement Options to you.

We will only accept Election Forms submitted via fax, mail or hand delivery, and we will not accept any Election Forms delivered by e-mail. We will not accept delivery of any Election Forms after 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date.

Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Options for exchange. (See Q&A 45 above) Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange. We currently expect that all Eligible Options that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

We may reject any Eligible Option if we determine the Election Form is not properly and timely completed or to the extent that we determine it would be unlawful to accept the Eligible Options.

Q47	What is the deadline to elect to participate in the Offer?

A47	You must submit your Election Form in its entirety via facsimile by 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date, which is expected to be July 1, 2003. Election Forms received after 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date will not be considered timely and any Eligible Options tendered for exchange therein will not be accepted. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 9:00 a.m. Eastern Daylight Saving Time on the next business day following the scheduled or announced Expiration Date. (See Sections 3 and 13 of the Offer)

Q48	Can I change my election? How often?

A48	Yes. You may change your election at any time before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date.

To change your election, you must sign and submit a new Election Form in its entirety before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date in the same manner described in Q&A 46 above.

The last form we receive, in its entirety, from you prior to 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date will be considered your final election with respect to the Offer.

Q49	Can I withdraw my election?

A49	Yes. If you elected to tender one or more Eligible Options for exchange, and subsequently decide you do not want to participate in the employee stock option exchange program, you can withdraw your election anytime before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date. To withdraw your election, you must submit a signed and completed Withdrawal Form, in its entirety, to the Skyworks Stock Administration office before 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date. Withdrawal Forms must be submitted in the same manner as Election Forms, as discussed in Q&A 46 above.

The last form we receive, in its entirety, from you prior to 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date will be considered your final election with respect to the Offer.

Q50	What will happen if I don’t turn in my form by the deadline?

A50	If you miss this deadline, you cannot participate in the Offer. There will be NO EXCEPTIONS. Election Forms received after 5:00 p.m. Eastern Daylight Saving Time on the Expiration Date will not be considered timely and any Eligible Options tendered for exchange therein will not be accepted.

See Q&A 46 above for more information regarding the return of completed Election Forms to Stock Administration.

Q51	Will I receive a confirmation of my election?

A51	Yes. If submitted via fax, you should retain the confirmation sheet from the facsimile transmittal of your Election Form as evidence of timely transmission. Additionally, as soon as administratively practicable after the Expiration Date, a confirmation will be mailed to your home address or, if you are an employee located outside the United States, to your local Human Resources Manager for distribution. If you timely and properly submit an Election Form and do not receive this confirmation within three (3) weeks of the Expiration Date, please contact Stock Administration via email at stockadmin@skyworksinc.com, or via telephone at (781) 376-3260. (See Section 5 of the Offer)

IX. MISCELLANEOUS ADDITIONAL INFORMATION

Q52	What happens to my Replacement Options if Skyworks Solutions, Inc. merges or is acquired prior to the Replacement Grant Date?

A52	If we merge with or are acquired by another entity between the Expiration Date and Replacement Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in the Offer; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares that otherwise would be covered by your Replacement Options, if any, if no acquisition had occurred. (See Section 8 of the Offer)

Q53	What if I don’t accept the Offer?

A53	The Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. However, if you are an employee located in the United States, you choose not to participate in the Offer and your Eligible Options are incentive stock options, the Offer may modify the status of your incentive stock options. Please see Q&A 45 of Part VII, Tax Status of Replacement Options; Tax Considerations above for further discussion. (See Sections 1 and 12 of the Offer)

Q54	Where do I go if I have additional questions about the Offer?

A54	Please send your questions to Stock Administration, (781) 376-3260 or stockadmin@skyworksinc.com. We will review these questions periodically throughout the exchange period and add the appropriate information to the Questions & Answers section of the Stock Administration website at http://skylink/dept/hr/to_03.asp.